                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12


                           STAR SERVICES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, par value $.001 per share
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          10,241,745 shares of Common Stock, and 761,500 shares of Common Stock subject to outstanding options
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee was determined based upon the merger consideration of $34,000,000. The filing fee was determined by multiplying the amount set forth in the preceding sentence by 1/50 of one percent.
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: $34,000,000

        ------------------------------------------------------------------------

     (5)  Total fee paid: $6,800

        ------------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials:


    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           STAR SERVICES GROUP, INC.
                           2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069


                                                                   June 12, 2001


Dear Shareholders:

     It has been another good year at Star Services Group, Inc. Our financial performance was very solid, we continued to increase market share, and we continued to make progress on our growth strategies.


     You are cordially invited to attend a Special Meeting of shareholders of Star Services Group, Inc. which will be held at our corporate headquarters at 2075 North Powerline Road, Pompano Beach, Florida on Thursday, June 28, 2001 at 9:00 AM, local time.



     At the meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger. The accompanying Notice of Special Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the meeting. In addition, we will be pleased to report on the affairs of the Company and provide a discussion period for questions and comments of general interest to shareholders.


     We look forward to greeting personally those shareholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. If you attend the meeting, you may withdraw your proxy and vote your own shares.

     Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ JACK R. CASAGRANDE
                                          ------------------------------------
                                          JACK R. CASAGRANDE
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

                           STAR SERVICES GROUP, INC.


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



                         TO BE HELD ON JUNE   28, 2001



     Notice is hereby given that a Special Meeting of Shareholders of Star Services Group, Inc., a Florida corporation (the "Company"), will be held on Thursday, June 28, 2001 at 9:00 AM at the corporate headquarters of Star Services Group, Inc., at 2075 North Powerline Road, Pompano Beach, Florida 33069 for the following purposes:



     1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger dated May 25, 2001 (the "Merger Agreement") by and among (i) Allied Waste North America, Inc., a Delaware corporation ("Allied"), (ii) Sage Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Allied ("Subsidiary"), and (iii) the Company. Pursuant to the Merger Agreement, Allied will acquire all of the Company's issued and outstanding stock for cash through the merger of Subsidiary with and into the Company, with the Company as the surviving corporation (the "Merger").



       The Merger Agreement provides, among other things, that if the Merger Agreement is approved and the Merger becomes effective, Allied will pay a cash purchase price of approximately $34,000,000 (subject to certain adjustments) for all of the outstanding shares of the Company. Stock options will be automatically exercised on a cashless basis as a result of the Merger. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Allied. The amount of cash per share that the holders of the Company's Common Stock will be entitled to receive at the time of the closing of the Merger has not yet been determined, but we currently estimate that it will be $2.94 per share, subject to certain adjustments, and that the holders of the Company's options with an exercise price less than the per share merger consideration (an "ITM Option") will be entitled to receive approximately $2.94 multiplied by the number of shares of Common Stock subject to the ITM Option, subject to certain adjustments, less the product of the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to the ITM Option. In addition, up to $.36 per share will be payable to the holders of Common Stock and ITM Options upon the close of escrow 120 days after the closing of the Merger, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 37.


       The Merger Proposal and the Merger Agreement are further described in the accompanying Proxy statement. A copy of the Merger Agreement is attached as Appendix A.


     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.



     The Board of Directors has fixed the close of business on May 21, 2001 as the record date for determining those shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting. Under the provisions of Sections 607.1301 through 607.1320 of the Florida Business

Corporation Act, shareholders objecting to the Merger and complying with certain statutory requirements will have certain dissenter's rights. A copy of the sections of Florida law which discuss the rights of shareholders to dissent from the Merger transaction is attached as Appendix B.

     In connection with its evaluation of the Merger the Board of Directors engaged Capitalink L.C. to act as financial advisor. Capitalink delivered its oral opinion to the Board of Directors on May 21, 2001, followed by a written opinion later the same day, to the effect that, as of that date, and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the Merger Consideration was fair from a financial point of view to our shareholders. You should carefully read the opinion of Capitalink that is attached as Appendix C to the accompanying Proxy Statement.

     Adopting the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. Shareholders, who collectively own approximately 31.78% of our outstanding Common Stock have entered into voting agreements in which they have agreed to vote their shares in favor of the Merger Agreement.


     All shareholders are cordially invited to attend the Special Meeting in person. Shareholders who are unable to attend the Special Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Any shareholder attending the meeting may vote in person even if he or she returned a proxy. However, if a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in his or her name.


                                          By Order of the Board of Directors,

                                          ANGELO MARZANO
                                          Secretary

Pompano Beach, Florida

June 12, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROXY STATEMENT.............................................     1
INTRODUCTION................................................     1
  Date, Time and Place of Special Meeting...................     1
  Record Date and Mailing Date..............................     1
  Number of Shares Outstanding..............................     1
VOTING AT THE SPECIAL MEETING...............................     2
  Procedures for Voting by Proxy............................     2
  Requirements for Shareholder Approval.....................     2
  Effect of Abstentions.....................................     2
  Effect of Broker Non-votes................................     2
SOLICITATION OF PROXIES.....................................     2
STOCK OWNERSHIP.............................................     3
EXECUTIVE COMPENSATION......................................     4
  Stock Option Grants.......................................     5
  Unexercised Stock Options.................................     6
  Compensation of Directors.................................     6
  Employment Agreements.....................................     6
  Stock Option Plan.........................................     6
PERFORMANCE GRAPH...........................................     8
BOARD OF DIRECTORS..........................................     9
MANAGEMENT..................................................    11
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........    11
RELATED PARTY ACCOUNTS......................................    11
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT...........    12
BOARD AND COMMITTEE ACTIVITY; STRUCTURE AND COMPENSATION....    12
PROPOSAL NO. 1 -- ADOPTION OF AGREEMENT AND PLAN OF
  MERGER....................................................    14
SUMMARY TERM SHEET..........................................    14
QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL.............    16
SUMMARY.....................................................    20
  The Companies.............................................    20
  Recommendations...........................................    20
  Regulatory Approvals......................................    20
  Opinion of The Company's Financial Advisor................    21
  Terms of the Merger Agreement.............................    21
  Accounting Treatment......................................    22
  Interests of Certain Persons in the Merger................    22
  Dissenters' Appraisal Rights..............................    23
  Forward-Looking Statements May Prove Inaccurate...........    23
  Historical Market Information.............................    23
BACKGROUND INFORMATION AND RECOMMENDATION...................    24
  Background of the Merger..................................    24
  The Company's Reasons for the Merger......................    25
  Recommendation of the Company Board.......................    26
  Opinion of Financial Advisor to the Company...............    26

                                                              PAGE
                                                              ----
  Interests of Certain Persons in the Merger................    33
  Certain Effects of the Merger.............................    35
  Conduct of the Company's Business after the Merger........    35
THE MERGER..................................................    36
  General Description.......................................    36
  Merger Consideration......................................    36
  Payment of the Share Price................................    40
CERTAIN TERMS OF THE MERGER AGREEMENT.......................    40
  Effective Time of Merger..................................    40
  Surrender and Exchange of Stock Certificates and
     Options................................................    40
  Representations and Warranties............................    41
  Conduct of Business Prior to The Closing Date.............    42
  No Solicitation...........................................    43
  Conditions to Closing.....................................    44
  Termination...............................................    46
  Effect of Termination.....................................    47
  Expenses and Fees Upon Termination........................    47
  Indemnification...........................................    48
  Escrow....................................................    51
  Appointment and Duties of Shareholders' Representative....    52
  Employee Matters..........................................    52
  Non-competition Agreements................................    52
  Consulting Agreements.....................................    53
  Amendment.................................................    53
  Certain Federal Income Tax Consequences...................    53
  Anticipated Accounting Treatment..........................    54
  Regulatory Approvals......................................    54
LITIGATION RELATING TO THE MERGER PROPOSAL..................    54
ESTIMATED FEES AND EXPENSES OF THE MERGER...................    54
RIGHTS OF DISSENTING SHAREHOLDERS...........................    55
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS............    56
OTHER MATTERS...............................................    56
WHERE YOU CAN FIND MORE INFORMATION.........................    56
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    58
Appendix A -- Merger Agreement..............................   A-1
Appendix B -- Florida Appraisal Rights Statute..............   B-1
Appendix C -- Fairness Opinion of Capitalink L.C. ..........   C-1

                           STAR SERVICES GROUP, INC.
                           2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069

                                PROXY STATEMENT


                        SPECIAL MEETING OF SHAREHOLDERS


                                  INTRODUCTION


DATE, TIME AND PLACE OF SPECIAL MEETING



     The Company's Board of Directors is furnishing this Proxy Statement to the holders of the Company's common stock, par value $0.001 per share (the "Common Stock"), to solicit proxies for use at the Special Meeting of Shareholders to be held on Thursday, June 28, 2001, at 9:00 AM local time at the corporate headquarters of the Company at 2075 North Powerline Road, Pompano Beach, Florida, or any adjournment thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Shareholders.


RECORD DATE AND MAILING DATE


     The close of business on May 21, 2001, is the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. We intend to mail this Proxy Statement and the accompanying proxy card on or about June 12, 2001, to all shareholders entitled to vote at the meeting.


NUMBER OF SHARES OUTSTANDING


     As of the close of business on May 21, 2001, 12,141,745 shares of Common Stock were issued and outstanding. The Company anticipates that between the date of this Proxy Statement and June 28, 2001, the date of the Special Meeting, 1,400,000 shares of Common Stock issued pursuant to a private placement of Common Stock will be cancelled and the private placement rescinded by the Company and the investors, and 500,000 shares of Common Stock issued to Ocean Bank as security for a loan (that is to be paid off at the closing of the Merger), will be cancelled, leaving 10,241,745 shares of Common Stock issued and outstanding as of the date of the Special Meeting.



     Each such share is entitled to one vote on all matters to be presented at the Special Meeting.



     After the execution of the Merger Agreement, the Company entered into negotiations to amend agreements with four investors ("Investors") to cancel a portion of the shares of Common Stock issued to the Investors in a private placement. Though such amendment could impact the number of shares of Common Stock issued and outstanding as of the closing date of the Merger, it is expected that any increase will have little affect on the Share Price calculation (see footnote #3 to "Merger Consideration" on page 39).

                         VOTING AT THE SPECIAL MEETING


PROCEDURES FOR VOTING BY PROXY


     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval and adoption of the Merger Agreement, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address as listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


REQUIREMENTS FOR SHAREHOLDER APPROVAL


     A quorum will be present if a majority of the outstanding shares of Common Stock are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To approve and adopt the Merger Agreement stockholders holding a majority of all the shares entitled to vote must vote to approve the Merger Agreement. As to any other matter presented for shareholder approval, the approval of such matter will require that the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal, provided a quorum is present.


EFFECT OF ABSTENTIONS


     A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions have the effect of a vote against the Merger Agreement since approval of the Merger Agreement requires the affirmative vote of stockholders holding a majority of all the shares entitled to vote on the matter.


EFFECT OF BROKER NON-VOTES

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on one or more proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. Broker non-votes have the effect of votes against the Merger Agreement since approval of the Merger Agreement requires the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter.

                            SOLICITATION OF PROXIES

     The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our soliciting material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                                STOCK OWNERSHIP

     The following table sets forth certain information regarding ownership of the Common Stock as of May 21, 2001, by (i) each person known to the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each officer named in the executive compensation table of this Proxy Statement, and (iv) all directors and officers as a group. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Star Services Group, Inc., 2075 North Powerline Road, Pompano Beach, FL 33069. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

NAME AND ADDRESS OF BENEFICIAL                                SHARES       PERCENT
OWNER, DIRECTORS, AND OFFICERS                 POSITION        OWNED     OF CLASS(1)
------------------------------              --------------   ---------   -----------
Jack R. Casagrande(2).....................  CEO                670,000       6.51%
                                            Chairman of
                                            The Board
Rick Casagrande(3)........................  Director           460,000       4.48%
Charles D. Greene(4)......................  Shareholder        912,500       8.90%
Frank P. Marzano(5).......................  Director         1,125,000      10.96%
Patrick F. Marzano(6).....................  CFO, President   1,125,000      10.96%
                                            Director
Philip Foreman(7).........................  Director            10,000      *
                                            COO
Thomas Roberts(8).........................  Director            10,000      *
                                            Vice President
Angelo Marzano(9).........................  Secretary          312,500       3.04%
Michael C. Marzano(10)....................  Director            25,000      *
Samuel G. Weiss(11).......................  Director            41,000      *
All directors and executive officers as a
  group (9 persons)(12)...................                   3,778,500      36.15%

-------------------------

  *  Less than 1%.


 (1) Percentage ownership based on 10,241,745 shares of Common Stock to be outstanding as of the close of the Merger (see "Number of Shares Outstanding" on page 1).


 (2) Includes 50,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Casagrande within 60 days of March 31, 2001.

 (3) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Casagrande within 60 days of March 31, 2001.

 (4) Includes 12,500 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Greene within 60 days of March 31, 2001.

 (5) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Marzano within 60 days of March 31, 2001.

 (6) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Marzano within 60 days of March 31, 2001.

 (7) Includes 10,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Foreman within 60 days of March 31, 2001.

 (8) Includes 0 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Roberts within 60 days of March 31, 2001.

 (9) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Marzano within 60 days of March 31, 2001.

(10) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Marzano within 60 days of March 31, 2001.

(11) Includes 25,000 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Weiss within 60 days of March 31, 2001.

(12) Includes footnotes (1)-(11).

                             EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the calendar year ended December 31, 2000, for the executive officers of the Company:

                                           ANNUAL           LONG-TERM
                                        COMPENSATION       COMPENSATION
                                       ---------------        AWARDS
                                        2000     1999       SECURITIES       ALL OTHER
NAME OF PRINCIPAL         POSITION     SALARY   SALARY  UNDERLYING OPTIONS  COMPENSATION
-----------------      --------------  -------  ------  ------------------  ------------
Jack R. Casagrande...  Chairman, CEO,   52,000  39,000        25,000             --
                       Director
Patrick F. Marzano...  President, CFO  122,436    *           25,000             --
                       Director
Philip Foreman.......  Director, COO   153,843    *           25,000             --
Thomas Roberts.......  Director, Vice  108,246    *           5,000              --
                       President

-------------------------

* 1999 Annual compensation was less than $100,000

STOCK OPTION GRANTS

     The following table provides information on options granted for the fiscal year ended December 31, 2000, and subsequent to that date to executive officers of the Company.

                                                                                                             POTENTIAL
                                                                                                             REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                           INDIVIDUAL GRANTS                                              ANNUAL RATES OF
-------------------------------------------------------------------------------------------------------     STOCK PRICE
                                                  NUMBER OF                                                 APPRECIATION
                                                  SECURITIES    % OF TOTAL                                FOR OPTION TERM
                                                  UNDERLYING     GRANTED        EXERCISE                        (3)
                                        DATE OF    OPTIONS     TO EMPLOYEES      PRICE       EXPIRATION   ----------------
NAME OF PRINCIPAL         POSITION       GRANT     GRANTED     FISCAL YEAR    ($/SHARE)(1)    DATE(2)     5% ($)   10% ($)
-----------------      ---------------  --------  ----------   ------------   ------------   ----------   ------   -------
Jack R. Casagrande...  Chairman, CEO,   8/3/2000    25,000        11.11%          3.75        8/3/2010    59,000   149,000
                       Director
Patrick F. Marzano...  President, CFO,  8/3/2000    25,000        11.11%          3.75        8/3/2010    59,000   149,000
                       Director
Philip Foreman.......  COO, Director    8/3/2000    25,000        11.11%          3.75        8/3/2010    59,000   149,000
Thomas R. Roberts....  Vice President,  8/3/2000     5,000         2.22%          3.75        8/3/2010    11,800    29,800
                       Director

-------------------------

(1) This represents the fair market value of the Common Stock as of the date of the grant
(2) The expiration date of the options is 10 years from the date of the grant All options indicated above are exercisable according to the following schedule:
        25% on first anniversary of option grant date of August 3, 2001
        25% on the second anniversary of option grant date of August 3, 2002 25% on the third anniversary of option grant date of August 3, 2003
        25% on the fourth anniversary of option grant date of August 3, 2004
(3) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown, compounded annually, from the date of the grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities Exchange Commission. The actual value, if any, the officer or directors may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the officer or director were to sell the shares on the date of the exercise, so there is no assurance that the value will be equal to or near the potential realizable value as calculated in this table.

UNEXERCISED STOCK OPTIONS

     The following table sets forth certain information concerning unexercised stock options held by our officers and directors as of December 31, 2000. No stock appreciation rights have been granted or are outstanding.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                     OPTIONS AT 12/31/00             AT 12/31/00(1)
                          ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME OF PRINCIPAL        ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------        -----------   --------   -----------   -------------   -----------   -------------
Jack R. Casagrande.....       --          --        50,000         75,000         128,750        128,750
Patrick F. Marzano.....       --          --        25,000         50,000          64,375         64,375
Philip Foreman.........       --          --        10,000         35,000          25,750         25,750
Thomas R. Roberts......       --          --             0         20,000               0              0

-------------------------

(1) The closing price of the Common Stock as reported on the OTC Bulletin Board on December 31, 2000, was $2.875. Values are calculated by multiplying (a) the difference between $2.875 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each board meeting and each committee meeting (unless held on the same day of the full Board meeting), in addition to reimbursement of reasonable expenses.

EMPLOYMENT AGREEMENTS

     We have entered into an employment agreement with Thomas R. Roberts. The agreement has a three-year term expiring on March 2004, and provides for a salary of approximately $126,965, $140,296 and $155,026, respectively, for the first, second and third years of the term. The agreement contains standard confidentiality and non-solicitation provisions.

     We have entered into an employment agreement with Michael Adams. The agreement has a three-year term expiring on January 9, 2003, and provides a salary of approximately $80,000 plus a reasonable bonus for each of the three years. The agreement contains standard confidentiality and non-solicitation provisions.

STOCK OPTION PLAN

     The 1999 Stock Option Plan was adopted by the Board of Directors effective as of February 3, 1999, and was approved by the shareholders in February 1999. The Stock Option Plan is intended to provide employees, consultants and directors with additional incentives by increasing their proprietary interests in Star Services. Under the Stock Option Plan, Star Services may grant options with respect to 2,000,000 shares of Star Services Common Stock.

     During 2000, the Company's Board of Directors granted options to purchase 217,400 shares of Common Stock at an exercise price of $3.75 per share. All such options vest over a four-year schedule and are exercisable no later than 10 years after the grant date. Because the exercise price was greater than the market value of the Company's stock on the date of the grant, there was no compensation cost associated with the grant. As of March 31, 2001, we had options to purchase 966,400 shares of Common Stock outstanding at a weighted average exercise price of $0.30 per share.

     The Compensation Committee of the Board of Directors currently administers the Stock Option Plan. The Compensation Committee determines the employees, consultants and directors to whom options are granted (the "Optionees"), the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options.

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission requires us to present a graph comparing the cumulative total shareholder return on our Common Stock with the cumulative total shareholder return of (a) a broad equity market index and (b) a published industry index or peer group. Although the comparison would normally be for a five-year period, our Common Stock has been listed on the OTC Bulletin Board only since July 7, 1999, and as a result, the following graph only contains information regarding the period during which our Common Stock has been listed on that market.

     The graph below compares our Common Stock with (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and (b) the Standard & Poor's Waste Management Index (the "Waste Management Index"). The total return for each of the Common Stock, the S&P 500 Index and the Waste Management Index assumes the reinvestment of dividends, although we have not declared any dividends on our Common Stock. This graph assumes an initial investment of $100 on July 7, 1999, in the stocks comprising the S&P 500 Index and the stocks comprising the Waste Management Index and an initial investment of $100 in our Common Stock. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

                COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*

              AMONG STAR SERVICES GROUP, INC., THE S & P 500 INDEX
                      AND THE S & P WASTE MANAGEMENT INDEX

                                                      STAR SERVICES                                            S & P WASTE
                                                       GROUP, INC.                  S & P 500                  MANAGEMENT
                                                      -------------                 ---------                  -----------
7/7/99                                                   100.00                      100.00                      100.00
12/99                                                    100.00                      107.71                       36.69
12/00                                                     57.50                       97.90                       59.41

-------------------------

* $100 INVESTED ON 7/7/99 IN STOCK OR ON 6/30/99 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                               BOARD OF DIRECTORS




NAME                                  AGE                  TITLE
----                                  ---                  -----
Jack R. Casagrande..................  55    Chairman of the Board, Chief
                                              Executive Officer, and Director
Patrick F. Marzano..................  53    President, Chief Financial Officer,
                                              and Director
Phillip Foreman.....................  39    Chief Operating Officer, and
                                              Director
Thomas R. Roberts...................  51    Vice President of Environmental
                                              Compliance, and Director
Frank P. Marzano....................  28    Director
Rick Casagrande.....................  50    Director
Samuel G. Weiss.....................  51    Director

     JACK R. CASAGRANDE has been the Chairman, Chief Executive Officer and a director of Star Services since inception. In 1971, Mr. Casagrande founded Industrial Waste Services, Inc. ("IWS") in Miami-Dade County, Florida and, by 1984, the company had grown to be the largest waste hauling operation in the county and the second largest in the State of Florida. In 1984, IWS was purchased by Attwoods, plc, and Mr. Casagrande became head of U.S. operations. During his tenure its revenues grew from $24,000,000 in 1984 to over $300,000,000 by the end of 1993. Attwoods had become the fourth largest waste services company in the United States prior to its acquisition by Browning-Ferris Industries ("BFI") in December 1994. Since that time, Mr. Casagrande has served as a business consultant to, and a director of, several private companies. Jack R. Casagrande is the brother of Rick Casagrande.

     PATRICK F. MARZANO is the founder, President, Chief Financial Officer, and a director of Star Services. Mr. Marzano graduated from St. John's University in Queens, New York in 1969 with a Bachelors of Science degree in Accounting. From 1969 to 1971, Mr. Marzano worked as a staff accountant at Price Waterhouse in New York City. In 1971, Mr. Marzano left Price Waterhouse and started his own accounting firm. Mr. Marzano has been a certified public accountant and a partner in Geller, Marzano & Company CPA's PC for the last twenty seven (27) years. He also has been involved as a CEO and partner/shareholder for over twenty (20) years in several waste companies in New York and Florida. Patrick F. Marzano is the uncle of Angelo Marzano and the father of Frank P. Marzano and Michael C. Marzano.

     PHILLIP FOREMAN has been the Chief Operating Officer and a Director of Star Services since July 1999. From 1988 until 1993, Mr. Foreman served as the Regional Manager for Attwoods Florida operations and then became the CEO for Attwoods U.S. solid waste operations. As a result of the acquisition by BFI, Mr. Foreman became the Divisional Vice President for BFI's Florida Gulf Atlantic Division, where he oversaw operations generating $230,000,000 in annual revenues. In 1996, Mr. Foreman left BFI and has since acted as a private consultant to a number of entities in the waste industry including a consolidation group in New Jersey. From October 1998 until July 1999, he served as the Director of Operations for Atlas Environmental, Inc.

     THOMAS R. ROBERTS has been Vice President, Acquisitions, Compliance and Governmental Affairs and a director of Star Services since 1998. From 1995 to 1998, Mr. Roberts served as Vice President of Atlas Environmental, Inc., including the company's 11 solely owned facilities. Mr. Roberts is the President of the Florida Recyclers Coalition, Inc. and serves as an instructor for the University of Florida Center for Training, Research and Education for Environmental Occupations (TREEO Center), co-sponsored by State of Florida Department of Environmental Protection and the Florida Sunshine Chapter of the Solid Waste Association of North America (SWANA). Mr. Roberts received the "Distinguished Service Award 1998" from SWANA for his coordination of Florida's C&D Operators Training Course. Mr. Roberts has served and serves on several Florida Department of Environmental Protection and local counties' C&D-related Task Forces and Technical Advisory Councils. Mr. Roberts has appeared as speaker on C&D topics at the International WasteExpo, Florida Environmental Expo, Recycle Florida Today, FDEP's Future of Recycling Advisory Group, Florida's Organic Recyclers Association, and FDEP's C&D Landfill Task Force.

     FRANK P. MARZANO, a director of the Company since inception, graduated from Pennsylvania State University in 1994 with a Bachelor of Science degree in Accounting. Mr. Marzano is a Certified Public Accountant and worked at KPMG Peat Marwick in New York City until 1996. In 1996, Mr. Marzano joined Geller, Marzano & Company CPAs PC in Port Washington, New York. While working at Geller Marzano, Mr. Marzano received his Masters in Taxation from Long Island University in January 1998. Mr. Marzano is managing partner of Geller Marzano. Frank P. Marzano is the son of Patrick F. Marzano, the brother of Michael C. Marzano and the cousin of Angelo Marzano.

     RICK CASAGRANDE, a director of the Company since inception, graduated from Christ The King High School in Middle Village, New York in 1967. In 1971 he was one of the co-founders of Industrial Waste Services in Miami-Dade County, Florida. He has also held various executive positions in several solid waste management companies. From 1994 until September 1997, he served as a Vice President of American Transfer, Inc., a refuse recycling company that was sold to Allied Waste in September 1997. Following that sale, Mr. Casagrande sought new employment and in January 1998, he became president of Total Care of Long Island. He has held various executive positions in several solid waste management companies including American Transfer Services, Inc. He is currently President of Total Care of Long Island, a cleaning and janitorial services company. Rick Casagrande is the brother of Jack R. Casagrande.

     SAMUEL G. WEISS, a director of the Company since its inception, is an attorney admitted to practice in the State of New York since 1974. He is currently a member of the firm of Weiss & Federici, LLP., which has an office located at 30 Main Street, Port Washington, New York 11050. Prior to becoming a member of Weiss & Federici, LLP in 1995, Mr. Weiss was a private practitioner in Port Washington, New York, since 1988. Mr. Weiss received his BA Degree from New York University in 1971. Mr. Weiss received his Juris Doctor from New York University in 1974 and his LLM in taxation from New York University in 1977. Mr. Weiss has been General Counsel and a Director of Strategic Capital Resources, Inc. since November 27, 1999.

                                   MANAGEMENT

     Our executive officers are elected annually by the Board of Directors to serve, subject to employment contracts, at the discretion of the Board of Directors. Jack R. Casagrande, Patrick F. Marzano, Phillip Foreman and Thomas R. Roberts serve both on our Board of Directors and as executive officers. The other executive officers of the Company are:

     ANGELO MARZANO, age 26, Treasurer and Assistant Secretary of the Company since inception, graduated from Pennsylvania State University in 1997, with a Bachelor of Science Degree in Business Logistics. Throughout his college education, he maintained a position in several waste companies. Upon graduation, Mr. Marzano began working at Delta Recycling Corp. Mr. Marzano is responsible for developing the internal controls and procedures for Delta Recycling Corp. Mr. Marzano is certified as a construction and demolition landfill and materials recovery facility operator. Angelo Marzano is the nephew of Patrick F. Marzano and the cousin of Frank P. Marzano and Michael C. Marzano.

     MICHAEL C. MARZANO, age 27, has served as Treasurer of Star Services since December 2000, and from June 1999 until December 2000, he served as its controller. Mr. Marzano graduated from the Pennsylvania State University in June 1996. From October 1996 until December 1997, Mr. Marzano served in the audit department of Grant Thornton, CPAs. From December 1997 until June 1999, he was employed by Geller, Marzano and Company CPAs in Port Washington, New York. Mr. Marzano is the son of Patrick F. Marzano, the brother of Frank P. Marzano, and the cousin of Angelo Marzano.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In November 1999, we entered into an agreement to provide operational and administrative management services to J.R. Capital Corp., ("J.R. Capital"), a company owned by our chairman Jack R. Casagrande. J.R. Capital owns and operates several material recovery facilities in Florida. The agreement is for a five-year period ending October 2004. Under the terms of the agreement, we provide administrative and managerial functions, maintain books and records, and provide other services to J.R. Capital. In addition, we have agreed to permit J.R. Capital to dispose of waste at a rate equal to the lesser of the fair market value, or the same rate which we charge on an internal basis. In return, we receive an annual management fee of $1,537,293, receivable in monthly installments of $128,108. The full provisions of the agreement were deferred by the parties until January 1, 2000. As a result, for the years ended December 31, 2000, and 1999, related party management fee income totaled $1,537,293 and $20,258, respectively.

     In addition, both parties allow each other to utilize any of each other's facilities for a price equal to 90% of the fair market value for such services charged to non-affiliate third parties. The agreement may be terminated by J.R. Capital upon 30 days written notice and by Star upon 90 days written notice.

                             RELATED PARTY ACCOUNTS

     During 2000, Star derived $2,269,826 and $290,425 of revenue for disposal fees and trucking services provided to J.R. Capital in 2000 and 1999, respectively. Star incurred $2,857,487 and $1,035,548 of costs for disposal fees at J.R. Capital's material recovery facilities in 2000 and 1999, respectively.

     At March 31, 2001, accounts payable includes net payables to J.R. Capital of $840,997 and accounts receivable includes net receivables from J.R. Capital of $911,318. Such payables and receivables are satisfied in the ordinary course of business.

     During 2000, 1999 and 1998, Star paid accounting fees to a firm, which is owned, in part, by one of Star's significant shareholders. Such fees totaled $59,865, $13,400 and $12,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

     Delta Tall Pines Corp., our wholly-owned subsidiary has entered into a lease with Tidal Wave Investment Corporation, Inc. ("TWI") for a material recovery facility in Palm Beach County. The lease expires July 31, 2005 and commenced June 1, 1999. Payments under the lease are approximately $20,000 per month. Messrs. Patrick F. Marzano and Jack R. Casagrande have a minority interest in TWI. We believe that the terms of the lease are no less favorable than would be available from an independent third party.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the fiscal year ended December 31, 2000, and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2000, the Company is not aware of any person who failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2000.

            BOARD AND COMMITTEE ACTIVITY; STRUCTURE AND COMPENSATION

     During 2000, the Board of Directors had four meetings. The directors attended all of the meetings of the Board of Directors.

     Star Services' operations are managed under the supervision of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.

     The Board of Directors has established three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee.

     EXECUTIVE COMMITTEE. The Executive Committee is charged with making major management decisions and recommending policy directions to the Board of Directors as a whole. The Executive Committee is currently composed of Jack R. Casagrande, Phillip Foreman and Patrick F. Marzano. The Executive Committee met 4 times during 2000.

     COMPENSATION COMMITTEE. The Compensation Committee is charged with recommending to the Board the compensation for our executives and administering the stock option and benefit plans. The Compensation Committee is currently composed of Patrick F. Marzano, Jack R. Casagrande, Rick Casagrande and Samuel Weiss. The Compensation Committee met 2 times during 2000.

     AUDIT COMMITTEE REPORT. The Audit Committee is charged with recommending to the Board the appointment of independent auditors, as well as discussing and reviewing, with the independent auditors, the scope of the annual audit and results thereof. The Audit Committee is currently composed of Patrick F. Marzano, Rick Casagrande and Samuel Weiss. The Audit Committee met 4 times during 2000.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under general accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 and for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

     The Board of Directors has not adopted a written charter for the Audit Committee. The members of the Audit Committee are not independent within the meaning of the NASD's listing standards.

                                          Audit Committee

                                          Patrick F. Marzano
                                          Rich Casagrande
                                          Samuel Weiss

     AUDIT FEES. The independent auditors of the Company during the year ended December 31, 2000 were Horton & Company, LLC. The aggregate fees, including expenses, billed by Horton & Company, LLC in connection with the audit of the Company's annual financial statements for the most recent fiscal year and for the review of the Company's financial information included in its Annual Report on Form 10-K and its quarterly reports on Form 10-Q during the year 2000 were $66,027.

     ALL OTHER FEES. The aggregate fees, including expenses, billed for all other services rendered to the Company by Horton & Company, LLC during the year 2000 were $24,395. These non-audit fees relate to corporate compliance, tax and registration filing services performed for the Company.

           PROPOSAL NO. 1 -- ADOPTION OF AGREEMENT AND PLAN OF MERGER


     THE MERGER PROPOSAL HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER PROPOSAL OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices. In this Proxy Statement, the terms "Star," the "Company," "we," "us," and "our" refer to Star Services Group, Inc.


     SHAREHOLDER VOTE. You are being asked to approve the sale of the Company to Allied Waste North America, a Delaware corporation ("Allied"), for cash, pursuant to the terms of an agreement and plan of merger entered into by and between the Company, Allied, and Sage Acquisition Corporation, a Florida corporation, and a wholly-owned subsidiary of Allied ("Subsidiary"), on May 25, 2001 ("Merger Agreement") (a copy of which is attached to this Proxy Statement as Appendix A). The Merger Agreement must be approved by the holders of a majority of the outstanding shares of the Company's Common Stock. See "Requirements for Shareholder Approval" on page 2.



     PAYMENT. The amount of cash per share that the holders of the Company's Common Stock will be entitled to receive at the time of the closing of the Merger has not yet been determined, but we currently estimate that it will be $2.94 per share, subject to certain adjustments, and that the holders of the Company's ITM Options will be entitled to receive approximately $2.94, subject to certain adjustments, multiplied by the number of shares of Common Stock subject to the ITM Option, less the product of the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to the ITM Option. In addition, up to $.36 per share will be payable to the holders of Common Stock and ITM Options upon the close of escrow 120 days after the closing of the Merger, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36.



     ALLIED AND SUBSIDIARY. Allied is a Delaware corporation, and Subsidiary is a newly formed Florida corporation that is wholly-owned by Allied. See "The Companies" beginning on page 20.



     TAX CONSEQUENCES. Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between the Share Price (as defined in "Merger Consideration" beginning on page 36) and your adjusted tax basis for each share of Common Stock that you own. See "Certain Federal Income Tax Consequences" beginning on page 53.



     CONDITIONS. Completion of the Merger is subject to the Company's shareholders' approval as well as certain other conditions. See "Conditions to Closing" beginning on page 44.

     APPRAISAL RIGHTS. If you do not wish to accept the Share Price (defined in "Merger Consideration" beginning on page 36), you may have the fair value of your shares ultimately determined by the courts if you properly perfect your right to an appraisal under Florida law. Your appraisal right is subject to certain restrictions and technical requirements which are described in the Proxy Statement. See "Rights of Dissenting Shareholders" beginning on page 55.

                QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL


Q: WHAT IS PROPOSAL NO. 1?


A: The Board of Directors of the Company is presenting a proposal to the Company's shareholders to approve the sale of the Company to Allied, for cash. The Company, Allied, and Subsidiary, have entered into the Merger Agreement on May 25, 2001 (a copy of which is attached to this Proxy Statement as Appendix A) to accomplish the sale. The Merger Agreement provides that Allied will make a cash payment of $34,000,000, subject to certain adjustments (the "Merger Consideration"), for all of the outstanding shares of Common Stock and stock options of the Company ("Options").

Q:  WHAT WILL HAPPEN IN THE MERGER?


A: The transaction will be structured as a merger. In the Merger, Subsidiary will be merged with and into the Company. The Company will be the surviving corporation and will be wholly owned by Allied. If you are a shareholder of the Company at the time of the Merger, you will be given the right to convert your shares of Common Stock into the right to receive the Merger Consideration unless you exercise and perfect your dissenters' rights. See "Rights of Dissenting Shareholders" on pages 55.


Q:  WHAT WILL I RECEIVE AS A RESULT OF THE MERGER?


A: As a result of the Merger, each of your shares of Common Stock will automatically be converted into the right to receive a cash payment from Allied unless you exercise your dissenter's rights. Allied will acquire all of the outstanding shares of Common Stock and Options for $34,000,000 (subject to certain adjustments). The amount of cash per share that the holders of the Company's Common Stock will be entitled to receive at the time of the closing of the Merger has not yet been determined, but we currently estimate that it will be $2.94 per share, subject to certain adjustments, and that the holders of the Company's ITM Options will be entitled to receive approximately $2.94, subject to certain adjustments, multiplied by the number of shares of Common Stock subject to the holder's ITM Option, less the product of the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to the ITM Option. In addition, up to $.36 per share will be payable to the holders of Common Stock and ITM Options upon the close of escrow 120 days after the closing of the Merger, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36.


Q:  HOW DID THE MERGER PROPOSAL COME ABOUT?

A: In April 2001, Allied and certain of the Company's executive officers met and discussed the possibility of Allied acquiring the Company. Shortly thereafter, Allied presented a plan to the Company's executive officers pursuant to which Allied would acquire the Company. The Company's Board of Directors determined that because of historically low trading prices and limited liquidity for the Company's Common Stock, it would be in the best interests of the Company's shareholders for the Board to consider the Allied proposal in an effort to maximize shareholder value. After several meetings, negotiations, contract preparation, and the completion of preliminary due diligence by Allied and Subsidiary, and the Company's Board approval, the Company, Allied and Subsidiary entered into the Merger Agreement. Capitalink, L.C.

   ("Capitalink") has issued an opinion to the Company Board of Directors to the effect that, as of the date of the opinion and based on and subject to the matters described therein, the Merger Consideration is fair to the Company shareholders from a financial point of view. The full text of the written opinion of Capitalink, dated May 21, 2001, is attached to this Proxy Statement as Appendix C. The Board of Directors has unanimously approved and adopted the Merger Agreement and the Board recommends voting for the approval and adoption of the Merger Agreement and the Merger Proposal.

Q:  WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS APPROVED AND COMPLETED?

A: If the Merger is approved and thereafter completed, Allied will acquire all of the outstanding shares of Common Stock and Options for the Merger Consideration.

Q:  WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS NOT CONSUMMATED?

A: If the Merger Agreement is terminated and the Merger is not completed, the Company's Board of Directors will consider alternative strategies which may include continuing to operate the Company or pursuing other strategic alternatives, including the possible sale of the Company to another buyer. Depending upon the reasons for the termination of the Merger, the Company may be required to pay a termination fee to Allied. As of the date of this Proxy Statement, the Company's Board of Directors has not adopted any course of action that may be taken if the Merger is not consummated.

Q:  HOW WILL THE MERGER BE STRUCTURED?


A: Subsidiary is a recently formed subsidiary of Allied which was created to enter into the Merger Agreement and to complete the Merger. In the Merger, Subsidiary will be merged with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of Allied. In the Merger, each of your shares of Common Stock and your Options will automatically be converted into the right to receive a percentage of the Merger Consideration, unless you exercise your dissenting shareholders' rights. After the Merger, the Company will be owned by Allied, you will no longer own stock or other securities (e.g., options) in the Company, and therefore will not participate in the Company's future earnings. You will not receive any securities or other interests in Allied or Subsidiary as a result of the Merger. To review the structure of the Merger in greater detail, see "The Merger" and "Certain Terms of the Merger Agreement" on pages 40 through 54 of this Proxy Statement and the Merger Agreement itself which has been included with this Proxy Statement as Appendix A.


Q:  WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
    PROPOSAL?


A: In the opinion of the Board of Directors, the terms and provisions of the Merger Agreement with Allied and Subsidiary are fair to, and in the best interests of, the Company and the Company's shareholders, and the Board of Directors has accordingly unanimously approved the Merger Proposal and the Merger Agreement. In reaching its opinion, the Board of Directors considered a number of factors which are set forth in "The Company's Reasons for the Merger" and "Recommendation of the Company's Board" on pages 25 and 26 of this Proxy Statement. Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande, who together hold or are entitled to vote approximately 31.78% of the Company's outstanding Common Stock (based on 10,241,745 shares of issued and outstanding Common Stock), have informed the

   Company that they intend to vote the Common Stock beneficially owned by them in favor of the Merger Proposal and the Merger Agreement. To review the background and reasons for the Merger in greater detail, see "Background of the Merger" beginning on page 24 of this Proxy Statement.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The Company, Allied and Subsidiary are working to close the Merger on July 2,
   2001. However, we cannot assure you as to when or if the Merger will occur.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: Your receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes. To review a brief summary of the federal income tax consequences to you in greater detail, see pages 53 and 54 of this Proxy Statement. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.


Q:  WHAT DO I NEED TO DO NOW?


A: Simply indicate on your proxy card how you want to vote, then sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting.


Q:  MAY I VOTE IN PERSON?


A: Yes. You may attend the Special Meeting and vote your shares in person, rather than signing and mailing your proxy card.


Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?


A: Yes. You may change your vote at any time before your proxy is voted at the Special Meeting by following the instructions as detailed in "Procedures for Voting by Proxy" on page 2. Before your proxy is voted, you may submit a new proxy or you may attend the Special Meeting and vote in person.


Q:  WHAT ARE MY RIGHTS IF I DISSENT FROM THE MERGER?


A: Dissenting shareholders are entitled to appraisal rights under Florida corporate law requiring the Company to purchase the shares of dissenting shareholders for their appraised value as determined under Section 607.1301 through Section 607.1320 of the Florida Business Corporation Act ("FBCA"). See "Rights of Dissenting Shareholders" on pages 55 and 56 of this Proxy Statement.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed you will be sent written instructions for exchanging your Common Stock certificates for the cash to be paid to you in the Merger.

Q:  IS THERE OTHER INFORMATION I CAN CONSIDER?


A: Yes. You may review the Company's and Allied Waste Industries, Inc.'s ("AWI,"
   Allied's parent) periodic reports with the SEC. See "Where You Can Find More Information" on page 56. The documents are available to you without charge.


Q:  WHAT IS THE EFFECT OF THE MERGER ON STOCK OPTIONS?

A: Options will be exercised on a cashless basis as a result of the Merger resulting in cash payments to the holders of those Options with an exercise price that is less than the per share Merger Consideration.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the Merger, you should contact: Jack
   R. Casagrande, Chairman and CEO, Star Services Group, Inc., 2075 North Powerline Road, Pompano Beach, Florida 33069, (954) 974-3800.

                                    SUMMARY


     This Summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger Proposal and for a more complete description of the legal terms of the Merger Proposal, you should carefully read this entire document, the other available information referred to in "Where You Can Find More Information" on page 56 and the Merger Agreement itself attached as appendix A to this Proxy Statement.


THE COMPANIES

     Star Services Group, Inc., is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in the greater Miami, Fort Lauderdale and Palm Beach areas of Florida. We currently own and/or operate two lakefill operations, three companies that collect solid waste, four material recovery facilities, and one construction and demolition debris transfer station. As of December 31, 2000, we were providing service to more than 3,400 commercial and industrial customers in Florida. The principal offices of the Company are located at 2075 North Powerline Road, Pompano Beach, Florida 33069 and the telephone number is (954) 974-3800.

     Subsidiary, a wholly-owed subsidiary of Allied, was created solely to enter into the Merger Agreement and will merge with and into the Company in the Merger and will not exist after the consummation of the Merger. The Company will be the surviving corporation in the Merger and will be a wholly-owned subsidiary of Allied. Allied is a wholly-owned subsidiary of AWI. AWI is the second largest, non-hazardous solid waste management company in the United States, and operates as a vertically integrated company that provides collection, transfer, disposal and recycling services for residential, commercial and industrial customers. As of March 31, 2001, AWI served approximately 10 million customers through a network of 332 collection companies, 151 transfer stations, 165 active landfills and 71 recycling facilities within 39 states. AWI has organized its operations into eight geographic operating regions. Consistent with its vertical integration model, each region is organized into several operating districts and each district is comprised of specific site operations. The districts consist of a collection of stand-alone companies usually operating as a vertically integrated operation within a common marketplace. The principal offices of AWI, Allied and Subsidiary are located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, and the telephone number is (480) 627-2700.

RECOMMENDATIONS


     The Company's Board of Directors has unanimously determined that the Merger Agreement and the Merger Proposal are advisable and fair to you and in your best interest. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER PROPOSAL. You also should refer to the facts the Board of Directors considered in determining whether to approve and adopt the Merger Agreement on pages 25 through 26.


REGULATORY APPROVALS

     No federal or state approvals must be obtained in connection with the Merger, other than filing Articles of Merger with the Florida Secretary of State which will be made as soon as practicable after the closing date. In addition, Allied was required to give, and has given, notice of the Merger to the United States Department of Justice and the Florida Attorney General.


OPINION OF THE COMPANY'S FINANCIAL ADVISOR (SEE PAGE 26)


     The Company Board of Directors has received the oral opinion dated May 21, 2001, and the written opinion dated May 21, 2001, of Capitalink, the Company's financial advisor (the "Fairness Opinion"), to the effect that, as of the date of the Fairness Opinion and based on and subject to the matters described in the opinion, the Merger Consideration was fair, from a financial point of view, to the Company's shareholders. The full text of the Fairness Opinion is attached to this Proxy Statement as Appendix C. You should read it completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by Capitalink in providing the Fairness Opinion. The Fairness Opinion is directed to the Company's Board of Directors and does not constitute a recommendation to you as to how you should vote with respect to any matters relating to the Merger Proposal.


TERMS OF THE MERGER AGREEMENT (SEE PAGE 40)


     The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.


     GENERAL. The Merger Agreement provides that Subsidiary will be merged with and into the Company, with the Company being the surviving corporation. In exchange for the shareholder's shares of Common Stock and the cancellation of the Options, the shareholders and the holders of ITM Options will receive cash consideration totaling in the aggregate approximately $34,000,000, subject to adjustment and subject to the shareholders right to exercise their dissenting shareholder rights. The amount of cash per share that the holders of the Company's Common Stock will be entitled to receive at the time of the closing of the Merger has not yet been determined, but we currently estimate that it will be $2.94 per share, subject to certain adjustments, and that the holders of the Company's ITM Options will be entitled to receive approximately $2.94, subject to certain adjustments, multiplied by the number of shares of Common Stock subject to the ITM Option, less the product of the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to the ITM Option. In addition, up to $.36 per share will be payable to the holders of Common Stock and ITM Options upon the close of escrow 120 days after the closing of the Merger, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36. You must surrender your Common Stock certificates in order to receive any cash payment. A bank or trust company mutually acceptable to Allied and the Company will be the paying agent ("Paying Agent") in connection with the distribution of the Merger Consideration. The Paying Agent will send you written instructions for surrendering your certificates after we have completed the Merger. For more information on how this exchange procedure works, see "Certain Terms of the Merger
Agreement -- Surrender and Exchange of Stock Certificates" on page 40 of this Proxy Statement.

     SHARES OF THE COMPANY ARE QUOTED ON THE OTCBB. On May 25, 2001, which was the last trading day before we announced the Merger, the closing bid price of the Common Stock was $2.80 per share.

     If the conditions to completion of the Merger are satisfied or waived, the Merger will occur without further shareholder approval even if the Merger Consideration per share at the time of closing is below the estimated range.


     TAXABLE TRANSACTION FOR THE COMPANY SHAREHOLDERS. For United States federal income tax purposes, your exchange of shares of Common Stock for the Merger Consideration pursuant to the Merger Agreement generally will cause you to recognize a gain measured by the excess, if any, of the cash you receive in the Merger over the tax basis in your shares of the Common Stock. To review the federal income tax consequences in greater detail, see "Certain Federal Income Tax Consequences" on pages 53 and 54 of this Proxy Statement. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger that are particular to you.



     CONDITIONS TO THE MERGER. Completion of the Merger depends upon the satisfaction or waiver of a number of conditions, as described in "Certain Terms of the Merger Agreement -- Conditions to Closing" on pages 45 and 46. Where the law permits, the Company, Allied and Subsidiary could decide to complete the Merger even though one or more of the conditions has not been met. Even if the shareholders approve the Merger, there can be no assurance that the Merger will be consummated or that it will be consummated with the Merger Consideration per share within the estimated ranges.


     AMENDING THE TERMS OF THE MERGER. The Company, Allied and Subsidiary can agree to amend the Merger Agreement, and each can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows.


     TERMINATION. Either the Company, Allied or Subsidiary may terminate the Merger Agreement under certain circumstances, as described in "Certain Terms of the Merger Agreement -- Termination" on pages 46 and 47.


     TERMINATION FEES. The Company will be required to pay Allied a termination fee if the Merger Agreement is terminated by Allied in specific circumstances involving the Company entering into a sale or merger transaction with a third party.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Allied as a "purchase" for accounting purposes.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 33)


     Some of the Company's directors, officers and employees have interests in the Merger Proposal that differ from or are in addition to your interests as shareholders in the Company. The members of the Company's Board of Directors knew about these different or additional interests, and considered them, when they approved the Merger Agreement. These include the payment for the execution of non-competition agreements and consulting agreements, the vesting of ITM Options, the acquisition of certain real property as a result of the Merger, and the grant of a right of first refusal to purchase certain assets of the Company.

DISSENTERS' APPRAISAL RIGHTS (SEE PAGE 55)


     If you do not vote in favor of the proposal to approve and adopt the Merger Agreement and you comply strictly with the applicable provisions of Section
607.1301 through Section 607.1320 of the Florida Business Corporation Act ("FBCA"), you have the right to dissent and be paid cash for the "fair value" of your shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. This payment may be more than, the same as, or less than the Merger Consideration. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. The applicable provisions of FBCA Section 607.1301 through Section
607.1320 are attached to this Proxy Statement as Appendix B.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


     This Proxy Statement may contain forward-looking statements about the Company. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Cautionary Statement Regarding Forward-Looking Statements" on page 58.


HISTORICAL MARKET INFORMATION

     The Company's Common Stock has been quoted on the OTC bulletin board under the symbol "SSVC" since July 7, 1999. The following table presents quarterly information on the price range of the Common Stock. This information indicates the high and low bid quotations reported by the OTC bulletin board.

CALENDAR QUARTER                                      HIGH BID PRICE   LOW BID PRICE
----------------                                      --------------   -------------
 7/1/99 --  9/30/99.................................      $10.00           $3.25
10/1/99 -- 12/31/99.................................      $ 8.25           $5.00
 1/1/00 --  3/31/00.................................      $ 6.50           $5.00
 4/1/00 --  6/30/00.................................      $ 5.00           $3.75
 7/1/00 --  9/30/00.................................      $ 4.25           $3.50
10/1/00 -- 12/31/00.................................      $ 4.12           $2.12


     On May 25, 2001, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of the Common Stock as reported on the OTCBB, was $2.80. On June 11, 2001, the last trading day prior to the date of this Proxy Statement, the Common Stock closed at $2.85 per share. The Company urges you to obtain current market quotations before making any decision with respect to the Merger.


     Since its inception, the Company has never declared nor paid any cash dividends on its Common Stock.

                   BACKGROUND INFORMATION AND RECOMMENDATION

BACKGROUND OF THE MERGER

     The terms and conditions of the Merger Agreement are the result of arm's length negotiations between the representatives of Allied and Subsidiary and the representatives of the Company. A summary of the background of these negotiations is set forth below.

     On March 15, 2001, Jack R. Casagrande contacted Michael G. Hannon, Vice President of Mergers and Acquisitions of Allied, to discuss the possibility of a merger between the Company and Allied. Mr. Hannon indicated that Allied was pursuing acquisitions, to increase its waste internalization rates and expand its market share in various markets, and that he would be interested in discussing the possibility of a merger between Allied and the Company.

     On April 4, 2001, Jack R. Casagrande and Michael G. Hannon met at the National Solid Waste Association sponsored Annual Waste Exposition in Chicago, Illinois, and discussed a framework for Allied's acquisition of the Company based upon a reverse triangular merger of the Company into a to be formed wholly-owned subsidiary of Allied, with a purchase price based upon, in part, a multiple of EBITDA.

     On April 13, 2001, Jack R. Casagrande met with Michael G. Hannon at AWI's corporate office in Scottsdale, Arizona, and the parties negotiated the preliminary terms of the Merger Agreement.

     On April 17, 2001, Jack R. Casagrande met with Michael G. Hannon in Fort Lauderdale, Florida, and a team from Allied began due diligence activities. That team continued conducting its preliminary due diligence for approximately a week thereafter.

     On May 1, 2001, Jack R. Casagrande and Patrick F. Marzano met with the Company's legal counsel, Atlas Pearlman, P.A. ("AP"), in AP's Fort Lauderdale, Florida offices to discuss the potential merger with Allied. The proposed terms of the Merger were discussed, together with the corporate actions necessary to transact the Merger.

     On May 4, 2001, Allied's counsel provided the Company with a draft Merger Agreement, and the Company provided AP with a copy of the draft Merger Agreement.

     On May 7, 2001, Jack R. Casagrande, Patrick F. Marzano, and Samuel G. Weiss met with AP in AP's Fort Lauderdale, Florida offices to discuss the Merger Agreement and the parties' suggested revisions to same. At that same meeting, the Company interviewed a number of companies that could provide the Company with an opinion with respect to the fairness of the proposed Merger. After the interviews the Company engaged the services of Capitalink to provide the Company with a fairness opinion with respect to the Merger. Pursuant to the agreement of the parties, the Fairness Opinion was to be provided as soon as possible, but in any event no later than the date the Company's Board was to meet to discuss the Merger.

     On May 8, 2001, Jack R. Casagrande, Patrick F. Marzano, Samuel G. Weiss, and AP met with Michael G. Hannon, the Vice President of Mergers and Acquisitions of Allied, and Allied's outside legal counsel Fennemore Craig, P.C. The parties negotiated revisions to the Merger Agreement, provided each other with additional due diligence materials, and agreed on May 15, 2001 (or as soon thereafter as possible), as the tentative date to execute the Merger Agreement, and July 2, 2001, as the tentative date to close the transaction.

     On May 15, 2001, the Allied Board of Directors and Subsidiary Board of Directors approved the proposed transaction, subject to management's satisfaction with the final resolution of open due diligence items.

     On May 18, 2001, the Company Board, AP, and Capitalink met by conference call and discussed the fairness of the proposed Merger. In addition, the Board weighed the risk of losing the Allied offer against the possible benefits of conducting a competitive auction of the Company. The Company's executive officers expressed their concerns about the sensitivity of the value of the Company to a lengthy and broadly publicized sales process. Capitalink briefly discussed its initial review of the terms of the proposed Merger Agreement, and its belief that based upon its initial review those terms were fair to the Company shareholders. Ultimately, the Company Board authorized Jack R. Casagrande and Patrick F. Marzano to confirm to Allied its desire to enter into the proposed transaction, pending receipt of the final Fairness Opinion and additional due diligence.

     On May 21, 2001, the Company Board, AP, and Capitalink met by conference call. At this meeting, the Company's Directors received Capitalink's oral opinion, subsequently followed by a written opinion, that the terms of the Merger Agreement were fair, from a financial point of view, to the Company shareholders; were advised by counsel that the terms of the Merger Agreement were balanced and accurately reflected the agreement among the parties; and received the recommendation of management that the proposed transaction be consummated. The Company Board of Directors unanimously approved the proposed transaction.

     On May 25, 2001, the Company, Allied and Subsidiary executed and delivered the Merger Agreement, which provided for Merger Consideration for outstanding shares of Common Stock and Options in the amount of $34,000,000, subject to certain adjustments. The Board confirmed with Capitalink that an adjustment of the escrow funds from $3,000,000 to $4,000,000 did not change its opinion that the Merger was fair from a financial point of view to the Company's shareholders, as of the date of the Fairness Opinion.

THE COMPANY'S REASONS FOR THE MERGER

     The Company Board believes that the Merger will be beneficial to the shareholders of the Company for several reasons, including the following:

     - The per share Merger Consideration represents a 13.8% premium over the May 17, 2001, closing price; a 25.4% premium based on the average closing price of the ten trading days prior to May 18, 2001; and an 11.2% premium based on the average closing price of the six months prior to May 18, 2001;

     - The Company Board does not believe that the market price of the Common Stock adequately reflects the value of its business, nor does it believe that the public capital markets represent, currently or in the foreseeable future, a realistic source of funding sufficient to support the Company in a program of continued aggressive growth. The Company Board believes, therefore, that it can maximize shareholder value through the Merger.

     In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the Company Board consulted with the Company's legal and financial advisors as well as its management team and reviewed a number of other factors relevant to the Merger, including:

     - Reports from management and legal and financial advisors on specific terms of the Merger Agreement and ancillary agreements;

     - The consideration to be paid to the Company shareholders pursuant to the Merger Agreement represented the best alternative that was reasonably available; and

     - The presentation by Capitalink at the Company Board meetings of May 18, 2001, and May 21, 2001, and the opinion of Capitalink as expressed in the Fairness Opinion that, as of May 21, 2001, and based upon and subject to certain matters stated in the Fairness Opinion, the Merger Consideration proposed to be paid pursuant to the Merger Agreement was fair from a financial point of view to the Company shareholders.

RECOMMENDATION OF THE COMPANY BOARD

     For the reasons discussed above, the Company Board has approved the Merger and the Merger Agreement and has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company shareholders. Accordingly, the Company Board has unanimously recommended that the Company shareholders vote for approval of the Merger Proposal.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

     The Company retained Capitalink to act as its financial advisor to render an opinion as to the fairness of the terms of the Merger Agreement with Allied and Subsidiary. Capitalink was selected by the Company Board to act as the Company's financial advisor based on Capitalink's qualifications, expertise, and reputation. The Merger Consideration was determined by the Company, not Capitalink.

     In connection with the Merger, the Company engaged Capitalink to render an opinion as to the fairness, from a financial point of view, to the Company's shareholders, of the consideration to be received. On May 18, 2001, at a meeting of the Company's Board of Directors, Capitalink informed the Board of the financial analyses being undertaken, and that, as of such time, it did not encounter any issue that would prevent it from issuing an opinion. On May 21, 2001, Capitalink delivered its oral opinion, subsequently followed by its written opinion, to the Board of Directors of the Company that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Merger is fair to the Company's shareholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK DATED AS OF MARCH 21, 2001 IS ATTACHED AS APPENDIX C AND IS INCORPORATED BY REFERENCE (THE "FAIRNESS OPINION"). THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN

RENDERING ITS OPINION. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by the Company on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. Capitalink was not requested to and did not make any recommendation to the Board of Directors of the Company as to the form or amount of consideration received in the Merger, which, Capitalink assumed, was determined through arms length negotiations between the parties. The Fairness Opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. Capitalink was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the Merger.

     Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. Capitalink was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company.

     In arriving at its opinion, Capitalink, among other things: (i) reviewed the Merger Agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Form 10-Q for the quarterly period ended March 31, 2001, the Form 10-K and Form 10-K/A for the year ended December 31, 2000, the Current Report on Form 8-K, dated January 10, 2001, and certain other relevant financial and operating data relating to the Company made available to Capitalink; (iii) considered the historical financial results and present financial condition of the Company with those of other companies that were deemed relevant; (iv) reviewed and analyzed the financial terms of certain transactions that were deemed comparable to the Merger; (v) reviewed and discussed with representatives of the Company's management certain financial and operating information furnished to Capitalink by them, including financial analyses and projections and related assumptions with respect to the Company's business, operations and prospects; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company and for companies deemed comparable to the Company;
(vii) inquired about and discussed the Merger and other matters related thereto with the Company's management; and (viii) performed such other analyses and examinations as were deemed appropriate.

     In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by Capitalink without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of the Company's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections of the Company, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management, and that such projections provide a reasonable basis upon which Capitalink could form an opinion. In arriving at its opinion, Capitalink did not make a physical inspection of the properties and facilities of the Company, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise).

Capitalink assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. The Fairness Opinion was necessarily based upon market, economic and other conditions as they exist on, and could be evaluated as of, May 21, 2001. Accordingly, although subsequent developments may affect the opinion, Capitalink did not assume any obligation to update, review or reaffirm its opinion.

     Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the Merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Merger to the Company's shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

     Capitalink analyzed the fairness of the Merger using the following methodologies:

     SELECTED COMPARABLE COMPANY ANALYSIS. The selected comparable company analysis involves the review of publicly traded companies deemed comparable to the Company (the "Comparable Companies"). Capitalink reviewed certain financial information relating to the Company in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink's analysis was deemed to be identical to the Company; accordingly, Capitalink considered the multiples for the Comparable Companies to be more relevant than the multiples of any single company. The Comparable Companies are: Waste Management Inc.; Allied Waste Industries Inc.; Republic Industries Inc.; Waste Connections Inc.; Casella Waste Systems Inc.; Waste Holdings Inc.; and Capital Environmental Resource Inc.

     Based on publicly available information, Capitalink reviewed various financial information for each of the Comparable Companies and the Company, including, among other things, market value, revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share ("EPS"), and revenue/earnings estimates published by third parties for 2001 and 2002. Capitalink found that the Comparable Companies were significantly larger than the Company, and while several are defined as "regional," all of the Comparable Companies have operations in multiple states (the Company's operations are limited to Florida). As a result, based on size and related risk, Capitalink would expect that the Company would trade in the lower range of the trading multiples of the Comparable Companies. Specifically and as set forth below, Capitalink determined that the Company's lower revenue multiple is based on the historically lower margins that the Company realizes compared to the Comparable Companies. For example, the mean EBITDA margin for the Comparable Companies for the last twelve months was 24.9% as compared to 7.9% for the Company.

     Subsequent to such review and based on the respective market value or enterprise value (market value plus the aggregate book value of all debt, preferred stock and minority interest, minus the aggregate cash and cash equivalents, and hereinafter defined as "Net Debt") as of May 18, 2001, Capitalink calculated and compared the following multiples for the Comparable Companies and the Company:

MULTIPLES                                        COMPARABLE COMPANIES        COMPANY
---------                                   ------------------------------   -------
                                            HIGH    MEAN    MEDIAN    LOW
                                            -----   -----   ------   -----
MARKET VALUE
Last twelve months........................  26.7x   19.2x   18.6x    13.0x       na
("LTM") EPS
2001 estimated EPS........................  59.2x   23.9x   20.0x     9.3x    51.6x
2002 estimated EPS........................  28.7x   16.3x   15.8x     8.2x       na
Common equity.............................   5.8x    2.3x    1.9x      .3x     3.4x
Net tangible common equity................  11.4x   11.4x   11.4x    11.4x     5.1x
ENTERPRISE VALUE
Assets....................................   1.4x    1.0x    1.0x      .7x     1.7x
LTM revenue...............................   3.7x    2.0x    2.1x     1.0x     1.8x
2001 estimated revenue....................   3.1x    2.2x    2.2x     1.3x     1.4x
LTM earnings before interest and taxes....  23.6x   14.9x   12.9x    10.2x    82.2x
LTM EBITDA................................  10.6x    7.7x    7.0x     5.5x    23.3x

     In addition, Capitalink applied such Comparable Company multiples to historical and projected Company financial data in order to derive implied market and enterprise values for the Company. Capitalink reduced the derived implied enterprise values by (i) the Company's Net Debt of approximately $14.6 million, (ii) assumed exercise proceeds of $381,900 from the outstanding options to purchase the Company's common stock, and (iii) assumed stock subscription receivable payments of $1 million, to establish implied market values. Subsequently, based on 11,003,245 assumed outstanding securities at closing, implied ranges of per share values were derived for each of the implied market values. It is noted that, in order to account for a significant acquisition during 2000, Capitalink utilized the Company's 2000 pro forma revenue as set forth in its 10-K for the year ended December 31, 2000.

                                                    HIGH    MEAN    MEDIAN    LOW
                                                    -----   -----   ------   ------
IMPLIED PER SHARE AS MULTIPLE OF:
2000 pro-forma revenue............................  $9.32   $4.35   $4.63    $ 1.65
LTM revenue.......................................  $7.98   $3.64   $3.88    $ 1.27
2001 estimated revenue............................  $9.25   $6.15   $6.18    $ 3.18
LTM EBITDA........................................  $0.79   $0.22   $0.08    $(0.23)
Total assets as of 3/31/2001......................  $2.56   $1.64   $1.43    $ 0.63
Common equity as of 3/31/2001.....................  $5.94   $2.33   $1.94    $ 0.33
2001 estimated net income.........................  $3.67   $1.48   $1.24    $ 0.58

     None of the Comparable Companies are identical to the Company. Accordingly, Capitalink considered the multiples for such companies to be more relevant than the multiples of any single company. Further, an analysis of publicly-traded comparable companies is not mathematical, rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable

Companies and other factors that could affect the public trading of the Comparable Companies.

     SELECTED COMPARABLE TRANSACTION ANALYSIS. The selected comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies that are in related industries to the Company (the "Comparable Transactions"). Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Capitalink located ten closed transactions over the past three years involving companies in related industries to the Company, where financial data of the acquired company and the terms of the transaction were disclosed. The Comparable Transactions are as follows:

ACQUIROR                            TARGET
--------                            ------
Star Services Group...............  Peerless Big Apple Inc.
Perma-Fix Environmental             Diversified Scientific Services
  Services........................  Inc.
Shanks Group PLC..................  Waste Management Nederland BV
EarthCare Company.................  Magnum Environmental Inc.
Vivendi SA........................  Superior Services Inc.
Stericycle Inc....................  Medical Waste Operations
Allied Waste Industries...........  Browning-Ferris Industries
EarthCare Company.................  Reifsneider Transportation Inc.
Casella Waste Systems Inc.........  KTI Inc.
Perma-Fix Environmental             Chemical Florida, Chemical
  Services........................  Georgia, Chem-Meet Services

     Based on publicly available information, Capitalink reviewed various financial information for each of the Comparable Transactions and the Merger, including, among other things, the characteristics of the transaction, the business of the target, and selected financial information, including trailing-twelve month ("TTM") operational data and most recent quarter ("MRQ") balance sheet data. Based on the information disclosed in the Comparable Transactions and the terms of the Merger, Capitalink calculated and compared the following multiples for the Comparable Transactions and the Merger:

MERGER                                     COMPARABLE TRANSACTIONS       MERGER
------                                  -----------------------------    ------
                                        HIGH    MEAN    MEDIAN    LOW
                                        ----    ----    ------    ---
Based on Total Invested Capital
  TTM revenue.......................    3.0x    1.9x     2.0x     .8x      1.8x
  TTM EBITDA........................    10.8x   9.1x     9.3x     7.1x    22.3x
  Total MRQ assets..................    3.3x    1.9x     1.7x     0.9x     1.6x
Based on Price Paid
  Net income........................    36.1x   14.6x    9.9x     3.3x      na
  Net MRQ tangible common equity....    8.6x    6.2x     5.8x     5.4x     4.9x

     In addition, Capitalink applied such Comparable Transaction multiples to historical and projected Company financial data in order to derive implied market and enterprise values for the Company. Capitalink reduced the derived implied enterprise values by (i) the Company's Net Debt of approximately $14.6 million, (ii) assumed exercise proceeds of $381,900 from the outstanding options to purchase the Company's common stock, and (iii) assumed stock subscription receivable payments of $1 million, to establish implied market values. Subsequently, based on 11,003,245 assumed outstanding securities at closing, implied ranges of per share values were derived for each of the implied market values. It is noted that, in order to account for a significant acquisition during 2000, Capitalink utilized the Company's 2000 pro forma revenue as set forth in its 10-K for the year ended December 31, 2000.

IMPLIED PER SHARE AS MULTIPLE OF:                    HIGH    MEAN    MEDIAN    LOW
---------------------------------                    -----   -----   ------   -----
2000 pro-forma revenue.............................  $7.27   $4.03   $4.43    $1.09
TTM revenue........................................  $6.19   $3.36   $3.71    $0.78
TTM EBITDA.........................................  $0.85   $0.51   $0.54    $0.11
Total MRQ assets...................................  $8.08   $3.97   $3.58    $1.13
2001 estimated net income..........................  $2.24   $0.91   $0.62    $0.20
Net MRQ tangible common equity.....................  $6.17   $4.48   $4.19    $3.87

     None of the Comparable Transactions are identical to the Merger. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.

     DISCOUNTED CASH FLOW. Capitalink performed several discounted cash flow analyses, aggregating (x) the present value of projected unlevered free cash flows over a forecast period (the "Forecast Period"), with (y) the present value of the terminal value at the end of such period. The Forecast Period is comprised of the final three quarters of 2001, and the fiscal years 2002 and 2003. The Company has provided projections for fiscal 2001 and 2002, and Capitalink assumed an 8% growth in the Company's revenue and EBITDA for fiscal 2003. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations, and is based upon the projections provided by the Company.

     In order to arrive at a present value of the free cash flows over the Forecast Period, Capitalink utilized discount rates ranging from 11.0% to 16.0%, which were chosen based upon several assumptions including interest rates, the inherent business risk of the Company and the Company's estimated weighted average cost of capital. The range of terminal values represents the residual value of the Company at the end of the Forecast Period. Capitalink presented two ranges of terminal values by applying sets of implied multiples to each of the Company's (i) revenue and (ii) EBITDA in the final year of the Forecast Period. In addition, Capitalink presented a perpetual growth scenario whereby a range of growth rates were applied to 2003 projected post-tax earnings in order to determine a terminal value, rather than multiples. In each of the three methodologies, Capitalink presented the average of the range of equity values and equity values per share based on the assumed outstanding securities at closing of 11,003,245.

     Utilizing the projections and based upon a range of terminal multiples of revenue for fiscal year 2003 of 1.10x to 2.10x, the estimated enterprise value of the Company ranged from approximately $32.8 million to approximately $68.3 million; after subtracting net debt, the estimated equity value of the Company ranged from approximately $18.2 million to approximately $53.7 million. Such analysis resulted in a mid-point average of estimated equity values of $34.6 million, or $3.14 per share based on 11,003,245 assumed outstanding securities at closing.

     Utilizing the projections and based upon a range of terminal multiples of EBITDA for fiscal year 2003 of 7.00x to 9.50x, the estimated enterprise value of the Company ranged from approximately $30.7 million to approximately $46.8 million; after subtracting net debt, the estimated equity value of the Company ranged from approximately $16.1 million to approximately $32.2 million. Such analysis resulted in a mid-point average of estimated equity values of $23.6 million, or $2.14 per share based on 11,003,245 assumed outstanding securities at closing.

     Utilizing the projections and based upon a terminal growth rate ranging from 5.00% to 6.25%, the estimated enterprise value of the Company ranged from approximately $26.4 million to approximately $65.0 million; after subtracting net debt, the estimated equity value of the Company ranged from approximately $11.7 million to approximately $50.4 million. Such analysis resulted in a mid-point average of estimated equity values of $23.5 million, or $2.13 per share based on 11,003,245 assumed outstanding securities at closing.

     PREMIUMS PAID ANALYSIS. Utilizing the Share Price (as defined hereinafter) of $3.30, Capitalink reviewed the closing price of the Company's common stock for various dates prior to May 18, 2001 to determine the premium or discount to the Share Price at such dates. Capitalink also prepared a graph that illustrates the premium or discount to the Share Price caused by the fluctuations of the daily closing prices of the Company's common stock. The Share Price represents a 13.8% premium over the prior day closing price; a 25.4% premium based on the prior 10 trading day average closing price; an 11.2% premium based on the prior six month average closing price; and a 2.6% discount based on the prior year average closing price.

     HISTORICAL STOCK PRICE ANALYSIS. Capitalink reviewed the daily closing market price and trading volume of the Company's common stock over the period May 18, 2000 through May 18, 2001. Capitalink compared the daily closing market price performance of the Company's common stock for such period to the Russell 3000 Index and the Comparable Companies. Capitalink calculated total trading volumes at various closing pricing trade ranges of the Company's common stock. Finally, the number of trading days, and the respective percentages, at certain trading volume and at certain price ranges was set forth.

     HISTORICAL FINANCIAL DATA ANALYSIS. Capitalink reviewed and analyzed certain financial information for the Company, including Audited and Unaudited Financial Statements and management prepared schedules.

     Capitalink performed a variety of financial and comparative analyses for the purpose of rendering the Fairness Opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with the Company's Board, it does not purport to be a complete description of the presentations by Capitalink to the Company's Board or the analyses performed by Capitalink in arriving at the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Fairness Opinion. In addition, Capitalink may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of the Company. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of the Common Stock and were provided to the Company's Board in connection with the delivery of the Fairness Opinion.

     In connection with its services in connection with the Merger, Capitalink received $55,000. In addition, the Company has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering this opinion.

     Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board, you should be aware that certain members of the Board and certain of the Company's executive officers have interests in the Merger Proposal that are in addition to or different than your interest as a Company shareholder generally.

     NONCOMPETITION AGREEMENTS. The following directors/officers of the Company will receive the following remuneration in exchange for their execution of noncompetition agreements with Allied at closing:

                                               TERM OF
                                            NONCOMPETITION
DIRECTOR/OFFICER                              AGREEMENT       REMUNERATION
----------------                          ------------------  ------------
Jack R. Casagrande......................       7 years          $700,000
Patrick F. Marzano......................       7 years          $700,000
Frank P. Marzano........................       7 years          $300,000
Rick Casagrande.........................       7 years          $300,000

     CONSULTING AGREEMENTS. The following directors/officers of the Company will receive the following remuneration in exchange for services provided pursuant to the terms of consulting agreements with Allied that will be executed at closing:

                                           TERM OF CONSULTING
DIRECTOR/OFFICER                               AGREEMENT       REMUNERATION
----------------                           ------------------  ------------
Jack R. Casagrande.......................       7 years         $1,000,000
Patrick F. Marzano.......................       7 years         $1,000,000
Frank P. Marzano.........................       7 years         $1,000,000

     STOCK OPTIONS. At the effective time of the Merger, each Option of the Company that is then outstanding whether vested or unvested shall be cancelled by virtue of the Merger, and all rights with respect to Common Stock under ITM Options shall thereupon be converted into a right to receive cash from the Company, in an amount equal to:

          (i) the dollar amount per share of the Merger Consideration times the number of shares of Common Stock that were subject to such ITM Option immediately prior to the effective time of the Merger, minus

          (ii) the ITM Option holder's aggregate exercise price for such shares of Common Stock.

     As of May 25, 2001, there were outstanding Options to purchase 987,000 shares of the Company's Common Stock, 761,500 of which were ITM Options. On May 25, 2001, the Company's officers and directors owned Options entitling them to purchase 866,500 shares of the Company's Common Stock, 435,000 of which were ITM Options.

     As of May 25, 2001, the Company's officers and directors owned the following ITM Options which will be cashed out at the closing of the Merger.

                                       NUMBER OF     PER SHARE        REALIZABLE VALUE
EMPLOYEE                                SHARES     EXERCISE PRICE   OF OPTION AT CLOSING*
--------                               ---------   --------------   ---------------------
Jack R. Casagrande...................   100,000         $.30             $  300,000
Patrick F. Marzano...................    50,000         $.30             $  150,000
Phillip Foreman......................    20,000         $.30             $   60,000
Thomas R. Roberts....................    15,000         $.30             $   45,000
Frank P. Marzano.....................    50,000         $.30             $  150,000
Rick Casagrande......................    50,000         $.30             $  150,000
Samuel G. Weiss......................    50,000         $.30             $  150,000
Angelo Marzano.......................    50,000         $.30             $  150,000
Michael C. Marzano...................    50,000         $.30             $  150,000
                                        -------                          ----------
          Total......................   435,000                          $1,305,000
                                        =======                          ==========

-------------------------


* Assuming the Share Price (as defined in "Merger Consideration" beginning on page 36) is $3.30.



     DELROCK PROPERTY. As a condition to the closing of the Merger Agreement, Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande shall have entered into an agreement, in form and substance reasonably satisfactory to Allied and Subsidiary, by which they will buy the Delrock lakefill facility and assume the Eastern Recycling Corporation lease from the Company or its subsidiary on an "as is, where is" basis for the net book value of such property (minus encumbrances), and have a right of first refusal to purchase certain assets of the Company. The market value of the Delrock property may be higher than the book value at which the purchasers will acquire that property. For a more detailed description of the acquisition of the Delrock property, please see "Conditions to Closing" beginning on page 44.


CERTAIN EFFECTS OF THE MERGER


     As a result of the Merger, the entire equity interest in the Company will be owned by Allied. You will no longer have any interest in, and will not be a shareholder of the Company, and therefore will not participate in the Company's future earnings and potential growth. To the extent you were a holder of Options, those Options will be automatically cancelled. You will not receive any securities or other interests in Allied or Subsidiary as a result of the Merger. See "The Merger Consideration" on page 36.


     In addition, Common Stock will no longer be traded on the OTCBB, or any other public market. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended, will terminate and the Company will no longer file periodic or annual reports.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE MERGER

     Following the Merger, the Company will be owned by Allied and the business of the Company will be conducted under the direction of its officers and directors.

                                   THE MERGER

GENERAL DESCRIPTION


     At the effective time of the Merger, Subsidiary, a wholly-owned subsidiary of Allied formed to complete the Merger, will be merged with and into the Company. After the Merger, the Company will be owned by Allied. As a result of the Merger, your shares of the Common Stock and ITM Options automatically will be converted into the right to receive the Merger Consideration. All Options other than the ITM Options will be cancelled without any consideration. Each Company shareholder will receive the same amount of cash per share for each share owned, and each ITM Option holder will receive the same amount of cash per share of Common Stock underlying the ITM Option as every other ITM Option holder that holds an ITM Option with the same exercise price. As an alternative to receiving the Merger Consideration, you may vote against the Merger and exercise your dissenting appraisal rights under Florida law. See "Rights of Dissenting Shareholders" on page 55 of this Proxy Statement.


     Upon completion of the Merger, none of the current shareholders or Option holders of the Company will own any shares of the Company or will receive any securities of or interests in Allied or Subsidiary.

MERGER CONSIDERATION

     The Merger Agreement provides that upon the consummation of the Merger, each of the outstanding shares of the Common Stock will automatically be converted into the right to receive the per share Merger Consideration, and the Options will be automatically cancelled, and all rights with respect to the Common Stock underlying each ITM Option shall be converted into a right to receive cash from the Company, in an amount equal to: (i) the per share amount of the Merger Consideration times the number of shares of Common Stock that were subject to such ITM Option immediately prior to the effective time of the Merger, minus (ii) the aggregate exercise price for such shares of Common Stock. The entire amount of Merger Consideration is payable in cash. The Merger Consideration to be paid by Allied will be $34,000,000, subject to the following adjustments:

     - LONG TERM DEBT ADJUSTMENT. The Merger Consideration shall be reduced on a dollar-for-dollar basis if and to the extent that the Long-Term Debt of the Company as of the closing exceeds $15,270,000 ("Debt Adjustment"). "Long-Term Debt" means indebtedness of the Company for borrowed money having a maturity or due date in excess of one year, including the current and long-term portions of bank debt, mortgages, shareholder loans or notes payable, other notes or loans payable, and remaining principal amounts on capitalized equipment leases, but shall exclude the purchase price of real property pursuant to the purchase and sale agreement between Charade Properties, II, Inc., and the Company dated February 7, 2001 (the "Charade Agreement").

     - WORKING CAPITAL ADJUSTMENT. The Company's ratio of Current Assets to Current Liabilities (exclusive of current portions of Long-Term Debt) shall not be less than 1.0 to 1.0 as of the closing. The terms "Current Assets" and "Current Liabilities" shall have the meanings assigned to them under generally accepted accounting principles. Notwithstanding the foregoing, "Current Liabilities" shall include any bonuses set forth on a schedule to the Merger Agreement that are accrued but not yet paid, the Company's expenses with respect to the Merger, and any severance obligations or termination payments to employees as a result of the Merger or the termination of such employees following the Merger, but shall exclude the purchase price of real property pursuant to the Charade Agreement. If, based on the May 31 Balance Sheet, Current Liabilities exceed Current Assets (a "Working Capital Deficit"), the amount of such Working Capital Deficit shall be deducted from the Merger Consideration. If, based on the May 31 Balance Sheet, Current Assets exceed Current Liabilities (a "Working Capital Surplus"), the amount of such Working Capital Surplus shall be added to the Merger Consideration. If, as of the closing, the amount of the Working Capital Deficit exceeds a Working Capital Deficit based on the May 31 Balance Sheet, or if the amount of the Working Capital Surplus is less than a Working Capital Surplus based on the May 31 Balance Sheet, the amount of such excess or deficit shall be deducted from the Merger Consideration. If, as of the closing, the amount of the Working Capital Surplus exceeds a Working Capital Surplus based on the May 31 Balance Sheet, or if the amount of a Working Capital Deficit is less than a Working Capital Deficit based on the May 31 Balance Sheet, the amount of such excess or deficit shall be added to the Merger Consideration. Any such adjustment based on Current Assets and Current Liabilities as of the closing is referred to as the "Working Capital Adjustment." Within 30 days after the closing, the Company, as the surviving corporation, shall deliver to Jack R. Casagrande ("Shareholders' Representative") a statement setting forth the amount of the proposed Working Capital Adjustment (the "Settlement Statement").

      The Settlement Statement shall be final and binding on the shareholders unless, within 30 days following the date of delivery to the Shareholders' Representative of the Settlement Statement, the Shareholders' Representative notifies Allied in writing (a "Notice of Objection") that the shareholders do not accept as correct the amount of any calculation reflected in the Settlement Statement. If the Shareholders' Representative timely delivers a Notice of Objection to Allied, then the Shareholders' Representative and Allied shall respectively instruct Horton & Company, L.L.C. and Arthur Andersen L.L.P. to attempt to reach mutual agreement as to each disputed calculation made in the Settlement Statement. If such firms reach agreement as to all disputed calculations within 10 days after the matter has been referred to such firms, the agreement of such firms in the matter shall be final and binding on all parties. If within 10 days after the matter has been referred to such accounting firms they have not reached agreement as to all disputed calculations, then Horton & Company, L.L.C. and Arthur Andersen L.L.P. shall be promptly instructed by the Shareholders' Representative and Allied, respectively, to designate a third accounting firm of recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter shall be final and binding on all parties. The shareholders shall bear the costs of Horton & Company, L.L.C., Allied shall bear the costs of Arthur Andersen L.L.P., and the shareholders on the one hand and Allied on the other hand shall split the cost of any such third accounting firm.

      After final determination of the Working Capital Adjustment: (a) if the Working Capital Adjustment is a positive amount, the surviving corporation shall promptly pay to the exchange agent such amount without any setoff for distribution to the shareholders of the Company and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the effective time; and (b) if the Working Capital Adjustment is a negative amount, the surviving corporation shall be entitled to receive only from the Escrow Funds the amount of the deficiency.

     - REPRESENTATIONS AND WARRANTIES ADJUSTMENT. Upon the occurrence of the following events, the Merger Consideration shall be reduced as follows (the "R&W Adjustment"):

      (i) if any tangible assets of the Company are missing or not in operational condition (other than in the ordinary course of business) as of the closing, the Merger Consideration shall be reduced by the net book value of such assets; and

      (ii) if any front-end loader or compaction permanent customer accounts or contracts of the Company have been lost or are expected to be lost and have not been replaced, the Merger Consideration shall be reduced by an amount equal to the annual revenue under such account or contract multiplied by 30% multiplied by 5.5 with respect to each such lost account or contract.

      Before the closing, Allied shall deliver to Shareholders' Representative a statement setting forth the amount of the proposed R&W Adjustment (the "R&W Adjustment Statement"). The R&W Adjustment Statement shall be final and binding on the shareholders unless, within 5 business days following the date of delivery to the Shareholders' Representative of the R&W Adjustment Statement, the Shareholders' Representative notifies Allied in writing (a "R&W Notice of Objection") that the shareholders do not accept as correct the amount of the proposed R&W Adjustment. If the Shareholders' Representative timely delivers an R&W Notice of Objection to Allied, then the Shareholders' Representative and Allied shall negotiate in good faith to resolve the dispute and the closing shall be delayed pending resolution of such dispute. If the parties are unable to resolve the dispute by September 30, 2001, either Allied and Purchaser or the Company may terminate this Agreement.

     The total per share Merger Consideration payable to the Company's shareholders and the holders of the ITM Options, based solely upon the Company's March 31, 2001, unaudited financial statements, would be approximately $3.30, calculated as follows:


Allied Merger Consideration.................................  $34,000,000.00
Minus Estimated Debt Adjustment.............................  $  (781,548.00)(1)
Plus Estimated Working Capital Adjustment...................  $ 2,756,835.00(1)
R&W Adjustment (can't estimate until closing)...............  $         0.00
                                                              --------------
Total Merger Consideration..................................  $35,975,287.00
Plus Consideration from Exercise of ITM Options.............  $   381,900.00
                                                              ==============
TOTAL.......................................................  $36,357,187.00
Share Price.................................................  $         3.30(2)(3)


-------------------------

(1) Based upon the Company's financial statements dated March 31, 2001. The actual amount of the various Adjustments, to be made as of the date of closing, will likely vary from those contained in the above calculation.


(2) The estimated per share Merger Consideration ("Share Price") is calculated by adding the total Merger Consideration of $35,975,287 as set forth in the above estimation, and the amount of funds that would be received by the Company in the event the holders of all of the ITM Options exercised their right to purchase all shares of Common Stock underlying the ITM Options ($381,900), and dividing that amount by sum of the total shares of Common Stock expected to be outstanding as of the closing of the Merger (10,241,745)(see "Number of Shares Outstanding" on page 1) and the total number of shares of Common Stock underlying the ITM Options (761,500), which calculation results in an estimated Share Price of $3.30. Notwithstanding the foregoing, the actual Share Price may be greater than or less than $3.30, based upon the final Debt Adjustment, Working Capital Adjustment, R&W Adjustment, and indemnification/escrow adjustment (see "Payment of the Share Price" below). If the conditions to the completion of the Merger are satisfied or waived, the Merger will occur without further shareholder approval even if the Share Price is below $3.30.



(3) After the execution of the Merger Agreement, the Company entered into negotiations to amend agreements with four investors ("Investors") to cancel a portion of the shares of Common Stock issued to the Investors in a private placement. It is expected that any amendment to such agreements will have little affect on the Share Price calculation, in that any reduction in the Share Price resulting from the cancellation of less than 1,400,000 shares (see "Introduction -- Number of Shares Outstanding" on page 1) would be offset by an increase in the Company's working capital resulting from the Company's receipt of the consideration attributable to the shares that are not cancelled.

PAYMENT OF THE SHARE PRICE



     The entire Share Price will not be payable at the effective time of the Merger. Approximately $4,000,000 of the Merger Consideration will be paid into an escrow account that will be maintained for a period of 120 days to cover any Working Capital Adjustments and/or claims for indemnification arising pursuant to the terms of the Merger Agreement (See "Indemnification" beginning on page 48 and "Escrow" beginning on page 51). The remaining amount of the Merger Consideration, after taking into account the $4,000,000 of escrow funds, will be available for payment to the Company's shareholders and the holders of the ITM Options at closing. The per share cash payment that the holders of the Company's Common Stock and ITM Options will be entitled to receive at the time of the closing cannot be calculated until closing, but we currently estimate that it will be $2.94 per share, subject to certain adjustments, and in the case of the holders of the ITM Options less the per share exercise price. 120 days after the closing of the Merger, upon the closing of escrow, up to an additional $.36 per share will be payable to the holders of Common Stock and ITM Options, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36.


                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description of the Merger Agreement describes certain material terms of the Merger. The full text of the Merger Agreement is attached to this Proxy Statement as Appendix A. The Company encourages you to read the entire Merger Agreement.

EFFECTIVE TIME OF MERGER


     The effective time of the Merger shall be as stated in articles of merger to be filed with the Secretary of State of the State of Florida in accordance with Florida law (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transaction. The closing of the Merger will take place as promptly as practicable (but in any event within 5 business days) following the date on which the last of the conditions to closing set forth in the Merger Agreement are fulfilled or waived, or at such other time and place as the parties shall agree. The Company expects that, if all conditions to the Merger have been satisfied or waived, the effective time will occur on July 1, 2001, or as soon after as practicable.


SURRENDER AND EXCHANGE OF STOCK CERTIFICATES AND OPTIONS

     PAYMENT FOR SHARES OF COMMON STOCK. As soon as practicable after the effective time of the Merger, Allied will deposit with the Paying Agent, an amount of cash equal to the amount of Merger Consideration to which the Company's shareholders are entitled. Promptly after the effective time of the Merger, the Paying Agent will send to each holder of the Common Stock a letter of transmittal containing instructions for use in effecting the surrender of such holder's Common Stock certificates in exchange for the Merger Consideration payable to such holder. Upon surrender to the Paying Agent of an outstanding Common Stock certificate in accordance with the terms of the letter of transmittal, the Paying Agent will deliver to the holder a payment in the amount of the Share Price payable at the closing times the number of shares of Common Stock represented by the surrendered certificate. No interest will be paid or accrue on any cash payable to any such holder.

     Any portion of the Merger Consideration payable to holders of the Common Stock certificates which remains undistributed for one hundred twenty (120) days after the effective time of the Merger shall be delivered to the surviving corporation. Any holder of Common Stock certificates who has not previously exchanged his or her certificates during such 120 day period may thereafter look to the surviving corporation for payment of that portion of the Merger Consideration owed to such holder pursuant to the Merger Agreement.


     120 days after the closing of the Merger, upon the closing of escrow, up to an additional $.36 per share will be payable to the holders of Common Stock, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36, and "Payment of Share Price" beginning on page 35.


     PAYMENT FOR ITM OPTIONS. Promptly after the effective time of the Merger, the surviving corporation shall make payment to each holder of an ITM Option in the amount of the product of the Share Price payable at closing and the number of shares of Common Stock underlying the ITM Option, minus the product of the exercise price per share and the number of shares of Common Stock underlying the ITM Option. Such ITM Options shall thereupon be deemed cancelled.


     120 days after the closing of the Merger, upon the closing of escrow, up to an additional $.36 per share will be payable to the holders of Common Stock, assuming there are no Working Capital Adjustments at closing or claims for indemnification within 120 days after closing. See "Merger Consideration" beginning on page 36, and "Payment of the Share Price" beginning on page 40.


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the Company, Allied and Subsidiary relating to various matters. The representations and warranties survive the Merger. The Company, Allied and Subsidiary each made reciprocal representations and warranties on matters such as corporate organization, authorization to execute the Merger Agreement and to close the Merger, no conflicts, and governmental approvals. The Company also represented and warranted to Allied and Subsidiary as to a number of other matters including, but not limited to the following:

     - capitalization; subsidiaries; books and records;

     - SEC reports and financial statements; proxy statement;

     - accounts receivable;

     - inventories;

     - intellectual property rights;

     - tangible personal property;

     - real property;

     - material contracts;

     - insurance policies;

     - employees; employee benefits;

     - labor matters;

     - compliance with law;

     - taxes;

     - litigation;

     - absence of price renegotiation contracts;

     - conduct of the business;

     - environmental and other permits; hazardous materials; disposal sites;

     - corrupt practices;

     - representation concerning totality of assets;

     - powers of attorney;

     - guarantees, performance bonds and letters of credit;

     - affiliates' relationships;

     - fairness opinion; and

     - complete disclosure.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

     The Company has agreed that prior to the closing date of the Merger Agreement the Company will, and it will cause its subsidiaries to:

     - maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted;

     - perform in all material respects all of their its under the permits, material contracts, and its debt instruments;

     - keep in full force and effect present or similar substitute insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

     - use its reasonable efforts to preserve intact its assets and to keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relationships with it;

     - maintain material compliance with all applicable Laws;

     - maintain and perform debt and lease instruments materially in accordance with their terms and not enter into new or amended debt or lease instruments;

     - cooperate with Allied to promptly prepare the necessary documents so that the Merger may be closed, if possible, on or before July 2, 2001; and

     - provide all reasonable assistance to Allied to provide for an orderly transfer of the Company.

     The Company has agreed that prior to the closing date of the Merger Agreement the Company will not, and it will cause its subsidiaries not to, without the prior written consent of Allied:

     - change the authorized capital, issue shares of capital stock (other than pursuant to the exercise of Options), or grant any options, warrants, puts, calls, conversion rights or commitments relating to equity interests in the Company;

     - except as required by the Charade Agreement, purchase, lease or incur an obligation to purchase or lease any fixed assets in excess of an aggregate of $100,000;

     - permit any new encumbrance upon any of its assets, other than the permitted encumbrances;

     - breach, amend or terminate any material contract or permit in any material manner or fail to maintain its business, its assets or the quality of customer service consistent with past practice;

     - enter into any transaction outside the ordinary course of business or otherwise prohibited under the Merger Agreement;

     - allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of the Company made in
       Section 6.19 of the Merger Agreement to be untrue on the closing date; or

     - except as required by the Charade Agreement, allow a Working Capital Deficit, if any, to increase or a Working Capital Surplus, if any, to decrease by more than $50,000 from the May 31 Balance Sheet; provided, however, that if such increase or decrease is greater than $50,000, the Escrow Funds shall be increased by the amount of such excess and Allied shall not be entitled to terminate the Merger Agreement as a result of the breach of this representation and warranty.

NO SOLICITATION

     In the Merger Agreement, the Company has agreed that upon the execution of the Merger Agreement it and its affiliates, officers, directors, employees, representatives and agents would immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. The Company agreed that, prior to the effective time, it would not, and would not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or the acquisition of any capital stock or any material portion of the assets of the Company or its subsidiaries, or any combination of the foregoing (other than the Merger) (an

"Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Allied or Subsidiary) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate, delay or fail to consummate the Merger.

     Notwithstanding the foregoing, the Merger Agreement does not prohibit the Company's Board of Directors from, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnishing information to, and negotiating, exploring, entering into an agreement with or otherwise engaging in substantive discussions with a third party who delivers a written proposal for an Acquisition Transaction if the Board determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the Company's shareholders, and prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the confidentiality agreement entered into by Allied or Subsidiary with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

     From and after the execution of the Merger Agreement, the Company shall immediately advise Allied and Subsidiary in writing of the occurrence or receipt, directly or indirectly, of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Allied and Subsidiary a copy of any such proposal if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Allied and Subsidiary in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

CONDITIONS TO CLOSING

     The closing of the Merger Agreement and the completion of the Merger depend upon the satisfaction or waiver of a number of conditions including, but not limited to the following:

     - The representations and warranties of the Company, Allied and Subsidiary contained in the Merger Agreement shall be accurate in all material respects on and as of the closing date;

     - The Company, Allied and Subsidiary shall have each duly complied with or performed each of the their covenants contained in the Merger Agreement, on or before the closing date;

     - The Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, and dissenters' rights shall not have been exercised with respect to more than 10% of the shares of Common Stock;

     - No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted). No governmental authority shall have enacted any statute, rule or regulation that would prevent the consummation of the Merger or make the Merger illegal;

     - Allied shall cause the Company's Long Term Debt to be satisfied concurrently with the closing;

     - No action shall have been instituted to restrain or prohibit the Merger. No governmental authority shall have taken any other action or made any request of Allied or Subsidiary as a result of which Allied or Subsidiary deems it inadvisable to proceed with the Merger;

     - The parties shall have received all necessary consents and approvals and it shall have been determined that the permits necessary for the Company to operate its business shall not be adversely affected by the Merger;

     - All documents and agreements in connection with the Merger shall have been delivered prior to the closing date including, but not limited to, the non-competition agreements, the consulting agreements, the escrow agreement, the title policies, the surveys, the closing certificates, and the legal opinion;

     - Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande (the "Major Shareholders") shall have entered into an agreement (the "Delrock Agreement"), in form and substance reasonably satisfactory to Allied and Subsidiary, by which they will: (a) buy the Delrock lakefill facility and assume the Eastern Recycling Corporation lease from the Company or its subsidiary concurrently with the closing on an "as is, where is" basis for the net book value of such property (minus encumbrances); (b) agree that they shall promptly provide Allied with copies of all sampling information received by the Major Shareholders with respect to the facility; (c) agree that Allied may cause monitoring wells to be installed at the facility whenever and wherever it reasonably deems appropriate based on the sampling information provided by the Major Shareholders or based on other information regarding the facility received by Allied; (d) agree that Allied may report any environmental issues it or its representatives identify to any governmental authority;
       (e) agree to indemnify the Purchaser Indemnified Parties with respect to environmental issues raised by governmental authorities or actions brought by third-parties (fines, remediation or cleanup costs, etc.) at such facility for a period of 10 years after the closing, up to a maximum amount of $3,000,000; and (f) agree that Allied may retain the $3,000,000 otherwise due the Major Shareholders under the consulting agreements for a period of five years (or until the environmental issues raised by governmental authorities or actions brought by third parties have been resolved if they remain pending at the end of such five-year period) to secure such indemnification obligations, with the Major Shareholders to receive annual payments of interest only at the rate of 5.5% per annum on such amounts from the times when they become payable under the consulting agreements. The Delrock Agreement will permit the Major Shareholders to access $500,000 of such amounts as reasonably necessary to address the environmental issues pursuant to their indemnification obligations and to access amounts in excess of $500,000 only from the times when they become payable under the consulting agreements as reasonably necessary to address the environmental issues pursuant to their indemnification obligations. The Delrock Agreement also will provide for the release of amounts due under the consulting agreements as scheduled under such agreements and without being retained pursuant to this provision if the Major Shareholders provide evidence acceptable to Allied in its sole and absolute discretion that there are no remaining environmental issues or if the Major Shareholders provide Allied an insurance policy acceptable to Allied in its sole and absolute discretion to provide coverage with respect to environmental issues. In addition, the Delrock Agreement will provide for the Major Shareholders to have a right of first refusal to purchase any material assets that the Company or its subsidiaries desire to sell during the five years after the closing of the Merger.

     - The Company shall have amended its agreement with Peerless Dade, Inc. d/b/a Dade Recycling & Disposal and/or its Affiliates (collectively, "Peerless") to require Peerless to remove 160,000 cubic yards of material from the site, to require Peerless to reimburse the Company for the costs of the $1,600,000 bond required by Miami-Dade County with respect to the removal of such materials, and to provide the Company with a mortgage on the real property to secure such agreements, with such amendment to be in form and substance reasonably satisfactory to Allied and Subsidiary and such mortgage to be in form customary for the county in which the property is located;

     - The Company shall have provided notice of termination of its disposal agreement with Waste Management Inc. of Florida, date July 26, 1999, as amended; and

     - All actions taken by the Company in connection with the consummation of the Merger and all certificates, opinions and other documents required to effect the Merger shall be reasonably satisfactory in form and substance to Allied and Subsidiary.

     Where the law permits, the Company, Allied and Subsidiary could decide to complete the Merger even though one or more of these conditions has not been met. EVEN IF THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing time as follows:

     - TERMINATION BY ALLIED AND SUBSIDIARY. Allied and Subsidiary, by notice on or before the effective time, may terminate the Merger Agreement if any of the conditions to closing set forth in the Merger Agreement shall not have been satisfied on or before September 30, 2001, or in the event of a breach by the Company in the observance or in the due and timely performance of any of the agreements or conditions contained in the Merger Agreement on its part to be performed, and the Company shall not have commenced to cure such breach within 15 days after notice to the Company and cured such breach on or before September 30, 2001.

     - TERMINATION BY THE COMPANY. The Company, by notice on or before the effective time, may terminate the Merger Agreement if any of the conditions to closing set forth in the Merger Agreement shall not have been satisfied on or before September 30, 2001, or in the event of a breach by Allied or Subsidiary in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the Merger Agreement on its part to be performed, and Allied or Subsidiary shall not have commenced to cure such breach within 15 days after notice to Allied and Subsidiary and cured such breach on or before September 30, 2001.

     - TERMINATION FOR FAILURE TO CLOSE. Either Allied and Subsidiary or the Company, by notice, may terminate the Merger Agreement if the effective time has not occurred on or before September 30, 2001; provided, however, that no party in default under the Merger Agreement shall have the right to terminate pursuant to this provision.

     - TERMINATION FOR COMPETING PROPOSAL. Either Allied and Subsidiary or the Company, by notice on or before the effective time, may terminate the Merger Agreement if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction which the Company's Board has determined in good faith (A) after consultation with a recognized investment banking firm, to be more favorable to the Company and its shareholders than the Merger, and (B) upon written advice of outside legal counsel, that failure to approve such proposal and terminate the Merger Agreement would reasonably be expected to result in a breach of the fiduciary duties of the Company's Board under applicable law.

     - TERMINATION FOR CERTAIN BREACHES OR BOARD WITHDRAWAL OF RECOMMENDATION. Allied and Subsidiary, by notice on or before the effective time, may terminate the Merger Agreement if: (i) the Company breaches any of its covenants in the Merger Agreement; (ii) the Company's Board or any committee thereof shall have withdrawn or modified in a manner adverse to Allied and Subsidiary its approval, adoption or recommendation of the Merger, shall have approved or recommended an Acquisition Transaction, or shall have resolved to effect any of the forgoing; (iii) if the Company shall have entered into a definitive agreement, letter of intent, agreement in principle or other similar document relating to an Acquisition Transaction with a person other than Allied, Subsidiary or an affiliate of either; or (iv) an Acquisition Transaction shall have been commenced, publicly proposed or communicated to the Company and its Board shall not have rejected such proposal within 5 business days of the earlier to occur of (A) the Company's receipt of such Acquisition Transaction and (B) the date on which such Acquisition Transaction first becomes publicly disclosed.

EFFECT OF TERMINATION

     In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders; provided, however, that this provision shall not relieve any party from liability for any breach of the Merger Agreement.

EXPENSES AND FEES UPON TERMINATION

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated based upon: (i) the Company's acceptance of a competing proposal; or (ii) the Company's breach of its nonsolicitation covenant or exercise of its rights thereunder, then, and in that event, the Company shall promptly reimburse Allied for the fees and expenses of Allied and Subsidiary related to the Merger Agreement and the transactions thereunder (subject to a maximum of $100,000) and pay Allied a termination fee in the amount of $1,000,000.

INDEMNIFICATION

     INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY. From the date the Merger Agreement was executed until the effective time of the Merger, the Company shall, and after the effective time, the shareholders of the Company shall, indemnify, defend (as to third party claims only), protect and hold harmless Allied, Subsidiary, and their respective officers, directors, divisions, subdivisions, affiliates (including, after the effective time, the Company as the surviving corporation of the Merger), shareholders, agents, employees, successors and assigns (collectively, the "Purchaser Indemnified Parties") at all times from and after the effective time from and against all Losses (as defined in the Merger Agreement) that arise as a result of or incident to:

     - any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Company set forth in the Merger Agreement or in the disclosure schedules or in any other document delivered pursuant to the Merger Agreement;

     - nonfulfillment or nonperformance of any agreement, covenant or condition on the part of the Company made in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement;

     - fines or construction, improvement or other costs reasonably anticipated by Allied to be necessary to bring such facility into compliance (to the extent they exceed amounts included as Current Liabilities for purposes of the Working Capital Adjustment) with respect to being out of compliance with certain code requirements at the Pompano Beach MRF located at 1951 N. Powerline Road;

     - fines or construction, improvement or other costs reasonably anticipated by Allied to be necessary to remediate or cleanup environmental issues at the Delta Transfer Corp. property located at 1951 N. Powerline Road and to bring it into compliance with environmental laws and environmental permits;

     - fines or construction, improvement or other costs reasonably anticipated by Allied to be necessary to comply with the consent order relating to the Delta Resources C&D Landfill (a/k/a Royal Oak Ranch C&D Landfill); or

     - any claim by a third party that, if true, would mean that a condition for indemnification set forth above had been satisfied.

     Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited solely to the extent of the Escrow Funds (as defined below), and the shareholders (other than the Major Shareholders) shall have no obligation to indemnify with respect to the matters addressed in the Delrock Agreement (as defined below). In connection with the above, Allied and the Company may report any environmental issues it or its representatives identify to any governmental authority.

     INDEMNIFICATION BY ALLIED AND SUBSIDIARY. Allied and Subsidiary shall indemnify, defend (as to third party claims only), protect and hold harmless the Company and its partners, officers, directors, divisions, subdivisions, affiliates, agents, employees, successors and assigns (collectively, the "Company Indemnified Parties"), from the date hereof until the effective time, and the shareholders of the Company, at all times after the effective time, from and against all Losses that arise as a result of or incident to:

     - any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Allied or Subsidiary set forth in the Merger Agreement;

     - nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Allied or Subsidiary made in the Merger Agreement; and

     - any claim by a third party that, if true, would mean that a condition for indemnification set forth above had been satisfied.

     Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited to $3,000,000.

     INDEMNIFICATION PROCEDURE. Upon the occurrence of any claim for which indemnification is believed to be due under the Merger Agreement, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party"). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice"). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Dallas, Texas). The Indemnified Party shall select one arbitrator, the Indemnifying Party shall select the second arbitrator, and the two previously selected arbitrators shall select the third arbitrator. In all respects, the American Arbitration Association's then existing Commercial Arbitration Rules shall govern such panel. The arbitrators' decision shall be binding and conclusive on the parties. If it is finally determined (through either agreement of the parties, arbitration or a Claim Notice becoming conclusive) that all or a portion of the claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed, together with interest from the date of the Claim Notice until the date of actual payment at the rate earned on the Escrow Funds (the "Applicable Rate"). The non-prevailing party in any arbitration shall pay all costs of the arbitration and all of the prevailing party's reasonable attorneys' fees and expenses of investigation. The arbitrators shall specify in their decision which party (i.e., Allied or the shareholders of the Company as a group) is the prevailing party and the amount of the costs, fees and expenses to be paid by the non-prevailing party.

     INDEMNIFICATION PROCEDURE WITH RESPECT TO THIRD PARTY CLAIMS. If any third party shall notify an Indemnified Party pursuant to the Merger Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under the Merger Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

     Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as the following conditions are met:

     - the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim;

     - the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under the Merger Agreement;

     - the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties;

     - settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and

     - the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     So long as the Indemnifying Party is conducting the defense of the Third Party Claim pursuant to the foregoing conditions:

     - the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

     - the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld); and

     - the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

     If or to the extent that any of the foregoing conditions is or becomes unsatisfied:

     - the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof);

     - the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses);

     - the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this provision; and

     - the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

     BASKET. Notwithstanding the foregoing indemnification provisions, neither party shall be required to indemnify the other party until the aggregate of the indemnifiable Losses reaches $25,000, in which case such party shall indemnify for all indemnifiable Losses, including the initial $25,000.

ESCROW

     As soon as practicable after the effective time of the Merger, Allied or the Company shall deliver to a bank or trust company mutually acceptable to Allied and the Company (the "Escrow Agent") $4,000,000 of the Merger Consideration. (the "Escrow Funds") to be held and disbursed pursuant to the provisions of the Merger Agreement and the provisions of an escrow agreement to be executed by the Company, Allied, Subsidiary, Jack R. Casagrande, as shareholders' representative, and Bank One Trust Company, N.A. ("Escrow Agent") (the "Escrow Agreement").

     The Escrow Funds shall be the only source available to satisfy Working Capital Adjustments and indemnification claims of the Purchaser Indemnified Parties. The costs of the Shareholders' Representative may be satisfied from the Escrow Funds; provided, however, that the amount of such costs which may be satisfied from the Escrow Funds shall not exceed $200,000. Allied and Shareholders' Representative shall, from time to time, direct the Escrow Agent to deliver to Allied or the Company, as the surviving corporation of the Merger, an amount(s) equal to the Working Capital Adjustment to which Allied is entitled and Losses for which the Purchaser Indemnified Parties are entitled to be indemnified. On the 120th day after the closing, Allied and Shareholders' Representative shall direct the Escrow Agent to distribute all of the Escrow Funds then held in the escrow to the Company shareholders and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the effective time. Notwithstanding the foregoing, to the extent the Working Capital Adjustment has not yet been finally determined or Allied or Subsidiary has properly asserted an indemnification claim on or before such 120th day after the closing, Escrow Funds equal in amount to the amount of the Working Capital Adjustment set forth in the settlement statement and/or the amount of such claim shall remain in escrow until the same are finally resolved. Upon the satisfaction in full of the same, Allied and Shareholders' Representative shall direct the Escrow Agent to distribute the Escrow Funds still held pursuant to such claim after satisfaction of the same to the Company shareholders and ITM Option holders pro rata based on the number of shares of Common Stock and ITM Options issued and outstanding immediately prior to the effective time.

APPOINTMENT AND DUTIES OF SHAREHOLDERS' REPRESENTATIVE

     The Merger Agreement provides that Jack R. Casagrande shall act as "Shareholders' Representative" on behalf of the shareholders under the Merger Agreement and all other agreements, certificates and documents contemplated by the Merger Agreement (including the Escrow Agreement), and to perform his obligations hereunder and thereunder. The Merger Agreement authorizes Shareholders' Representative to take such actions on behalf of the shareholders and to exercise such powers as are designated to Shareholders' Representative by the terms and provisions of the Merger Agreement, together with such actions as are reasonably incidental thereto. Jack R. Casagrande has accepted such appointment as Shareholders' Representative.

     Subsidiary, Allied, the Company and the Escrow Agent shall be entitled to rely upon instructions from Shareholders' Representative, and shall be entitled to give any notice required to be given to the shareholders under the Merger Agreement and all other agreements, certificates and documents contemplated by the Merger Agreement (including the Escrow Agreement) solely to Shareholders' Representative. Neither Subsidiary, Allied, the Company nor the Escrow Agent shall be liable for any acts or omissions of Shareholders' Representative in connection with the performance by Shareholders' Representative of his obligations under the Merger Agreement. By approving the Merger Agreement the shareholders irrevocably appoint Shareholders' Representative as their agent for the purposes provided for in the Merger Agreement.

     If Shareholders' Representative resigns from such position, the resulting vacancy shall be filled by Patrick F. Marzano and, in such case, if he resigns or declines to accept such appointment of the resulting vacancy, the position may be filled by approval of the beneficial holders of a majority of the shares of Common Stock immediately before the closing.

     No bond shall be required of Shareholders' Representative. Shareholders' Representative shall not be liable to the shareholders for any act taken or omitted under the Merger Agreement as Shareholders' Representative while acting in good faith and in accordance with the Merger Agreement. Subject to the $200,000 limitation set forth in the Escrow provision of the Merger Agreement, any costs incurred by Shareholders' Representative in carrying out his duties under the Merger Agreement, including the costs of counsel, accountants or other experts hired by Shareholders' Representative, shall be paid or Shareholders' Representative shall be reimbursed from the Escrow Funds.

EMPLOYEE MATTERS

     The Merger Agreement does not address the employment of the Company's employees post closing. The Company has not adopted any severance policy for its employees. Allied has indicated that, at least initially, it intends to retain certain of the employees of the Company and its subsidiaries.

NON-COMPETITION AGREEMENTS

     As a condition to closing, Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande shall have entered into 7-year noncompetition agreements covering the Counties of Collier, Monroe, Dade, Broward, Palm Beach, Brevard and St. Lucie, Florida, in consideration for which they shall receive a total of $2,000,000.

CONSULTING AGREEMENTS

     As a condition to closing, Jack R. Casagrande, Patrick F. Marzano, and Frank P. Marzano shall have entered into a 7-year consulting agreements, in form and substance reasonably satisfactory to Allied and Subsidiary, in consideration for which they will receive a total of $3,000,000.

AMENDMENT

     The Merger Agreement may be amended, modified or supplemented, only by the written agreement of Allied, Subsidiary and the Company at any time prior to the closing time. However, after the required Company shareholder approval of the Merger Agreement is obtained, the Merger Agreement shall be not be amended or modified in any manner that by law requires further approval by the shareholders of the Company without obtaining such further shareholder approval.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of the Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of the Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     The receipt of the Merger Consideration in the Merger by holders of the Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of the Common Stock will generally be equal to the difference between the Share Price received for each share of Common Stock and the holder's basis in that particular share of the Common Stock (subject to the discussion below relating to a shareholder's contingent right to receive proceeds after closing). Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of the Common Stock held for more than 12 months prior to the date of disposition. Gain or loss must be calculated separately for each block of stock held by a shareholder.

     A holder of the Common Stock may be subject to backup withholding at the rate of 31% with respect to Merger Consideration received pursuant to the merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the holder's federal income tax liability.

     The foregoing tax discussion is included for general information only and is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or any other jurisdiction or tax consequences to categories of shareholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a shareholder who acquired his or her shares of Common Stock pursuant to the exercise of Options or otherwise as compensation. Each holder of Common Stock or Options should consult such holder's own tax advisor concerning the specific tax consequences of the Merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for accounting purposes.

REGULATORY APPROVALS

     No federal or state approvals must be obtained in connection with the Merger, other than (i) filing Articles of Merger with the Secretary of State of Florida which will be made as soon as practicable after the closing date, and
(ii) the furnishing of notice of the Merger to the United States Department of Justice and the Florida Attorney General, both of which have already been provided.

                   LITIGATION RELATING TO THE MERGER PROPOSAL

     As of the date of this Proxy Statement, the Company is not aware of any lawsuits relating to the Merger that have been filed by shareholders of the Company or any other person.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER

     Estimated fees and expenses of the Merger incurred or to be incurred by the Company, are approximately as follows:

Legal and accounting fees and other transaction expenses....  $210,000
Securities and Exchange Commission filing fee...............  $ 10,000
Printing and mailing costs..................................  $ 25,000
Miscellaneous expenses......................................  $ 10,000
Fees associated with Fairness Opinion.......................  $ 55,000
                                                              --------
  Total.....................................................  $310,000
                                                              ========

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Under Section 607.1301 through Section 607.1320 of the Florida Business Corporation Act ("FBCA"), the Company shareholders are entitled to dissent from the proposed Merger and obtain payment for the fair value of their shares in the event the Merger is approved. The fair value of the shares is defined as the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.


     Any Company shareholder who contemplates exercising his or her right to dissent is urged to read carefully the provisions of FBCA Section 607.1301 through Section 607.1320 attached to this Proxy Statement as Appendix B. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the law found at Appendix B. A dissenting shareholder must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect dissenters' rights. Failing to comply with these procedural steps will result in the shareholder receiving their portion of the Merger Consideration in exchange for shares of the Common Stock based on the exchange ratio in the event that the Merger is completed. See "The Merger -- Merger Consideration" beginning on page 36.


     The procedures discussed below apply only if the Merger is approved by the Company shareholders, and the Merger is consummated as provided in the Merger Agreement.

     If a Company shareholder wishes to assert dissenters' rights, he or she must:


     - deliver to the Company, prior to the vote at the Special Meeting, written notice of intent to demand payment for his or her shares if the Merger is effected,


     - not vote for the Merger, and


     - hold the shares until the vote at the Special Meeting.


     No later than 10 days after the effective date of approval of the Merger by shareholders, notice will be sent to dissenting shareholders stating where written demand for payment must be sent and the dates by which the written demand must be received and certificates for shares must be deposited. The dissenting shareholder must then deliver a written payment demand, which may be on the form provided by the Company, and deposit their certificates according to the instructions in the notice.

     Once a dissenting shareholder submits a payment demand, the Company will estimate the fair value of the dissenter's shares and provide the dissenting shareholders with written notification of that amount. If any dissenting shareholder fails to accept the Company's offer within 30 days thereafter, and any dissenting shareholder submits a written demand to the Company, the Company must petition a court to determine the fair value of the shares. If the Company fails to petition the court, any dissenting shareholder may do so. The court will then determine the fair value of the shares, which amount must then be paid to the dissenting shareholder by the Company within 10 days.

     Only a holder of record of dissenting shares is entitled to assert dissenters' rights for shares registered in that holder's name. A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates. If the dissenting shares are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the dissenting shares are owned of record by more than one person, such as in joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. If a shareholder owns his or her shares through a broker, the shareholder is urged to consult with his or her broker to determine the appropriate procedures for the making of a demand. All written demands for payment should be sent or delivered to 2075 North Powerline Road, Pompano Beach, Florida 33069.

     The foregoing discussion is not a complete statement of the procedures to be followed by the Company shareholders desiring to exercise dissenters' rights and, because exercise of such rights requires strict adherence to the relevant provisions of the FBCA, each shareholder desiring to exercise dissenters' rights is advised individually to consult the law (as provided in Appendix B to this Proxy Statement) and comply with the relevant provisions of the law. For example, dissenting shareholders will lose their right to demand payment if they fail to give timely written notice of intent to demand payment, or fail to timely make written demand for payment after receiving the Company's notice. The Company shareholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with the requirements of Florida law. Unless the above procedures are followed, the Company shareholders will be presumed to have acquiesced in the approval of the Merger and waived their dissenters' rights.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS


     The Company's independent public accountants for the year ended December 31, 2000, were, and for 2001 will be, the firm of Horton & Company, LLC. Representatives of Horton & Company, LLC are expected to attend the Special Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.


                                 OTHER MATTERS


     The Board knows of no other business to be brought before the Special Meeting. If any other business should properly come before the Special Meeting, the persons named in the accompanying proxy will vote proxies in their discretion, unless they are directed by a proxy to do otherwise.



                      WHERE YOU CAN FIND MORE INFORMATION


     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

     Statements contained in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to such other document, and each such statement shall be deemed qualified in its entirety by such reference. If you would like to request documents from the Company, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of such documents prior to the Special Meeting.



     You should rely only on the information contained in this document and the appendices hereto to vote your shares at the Special Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 25, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The Company cautions you that this Proxy Statement and other statements the Company makes from time to time, contain statements that may constitute "forward-looking statements." Those statements include statements regarding the Company's intent, belief or current expectations, as well as the assumptions on which those statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by forward-looking statements. You are cautioned not to place too much reliance on such statements.

     These statements are forward looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to risks and uncertainties that could cause our actual results to differ materially. The Company has used these statements to describe our expectations and estimates in various sections of this Proxy Statement. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

     - the failure of shareholders to approve the Merger Agreement or the occurrence of other conditions resulting in the termination of the Merger Agreement;

     - general economic or market conditions;

     - changes in business strategy;

     - the availability of financing on acceptable terms to fund future operations;

     - competitive conditions in the Company's markets;

     - various other factors, both referenced and not referenced in this Proxy Statement; including those discussed in the Company's periodic and other filings with the SEC;

     - forecasts of future economic performance; and

     - the failure to meet assumptions underlying or relating to any of the foregoing.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Proxy Statement as anticipated, believed, estimated, expected, planned or intended.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is executed and delivered as of May 25, 2001, among Allied Waste North America, Inc., a Delaware corporation ("Parent"); Sage Acquisition Corporation, a Florida corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser"); and Star Services Group, Inc., a Florida corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Purchaser and the Company have approved the merger of the Company with and into Purchaser on the terms set forth in this Agreement (the "Merger").

     B. Parent desires the Company to merge with and into Purchaser on the terms set forth in this Agreement.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   Article 1
                                  DEFINITIONS

     1.1 Certain Defined Terms. Capitalized terms shall have the meanings assigned to them in Exhibit A.

                                   Article 2
                    THE MERGER AND THE SURVIVING CORPORATION

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company and the separate existence of Purchaser shall cease. The Company shall be the surviving corporation in the Merger and is sometimes referred to in this Agreement as the "Surviving Corporation."

     2.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in articles of merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Florida in accordance with the Florida Law (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the Transactions. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date of this Agreement. Accordingly, the parties shall, subject to the provisions of this Agreement and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the Transactions.

     2.3 Articles of Incorporation. The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, except that they shall be amended to indicate that the name of the Surviving Corporation is Star Services Group, Inc., and thereafter may be amended in accordance with their terms and as provided in the Florida Law.

     2.4 Bylaws. The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, except that they shall be amended to indicate that the name of the Surviving Corporation is Star Services Group, Inc., and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the Florida Law.

     2.5 Directors. The directors of Purchaser in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation after the Effective Time, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     2.6 Officers. The officers of Purchaser in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   Article 3
                CONVERSION OF SHARES; DISSENTING SHARES; PAYMENT

     3.1 Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Parent as the sole shareholder of Purchaser:

          3.1.1 Subject to Sections 3.2, 3.3 and 3.4, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Stock" or the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares), shall be converted into the right to receive, and become exchangeable for, upon the surrender of the certificates formerly representing such shares, an amount in cash (the "Share Price") equal to
     (x) $34,000,000 (the "Merger Consideration") plus (y) the aggregate exercise price of all of the Company's ITM Options; divided by (z) the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time.

          3.1.2 Subject to Sections 3.2 and 3.3, at the Effective Time, all outstanding options (regardless of whether or not such options have vested) (the "Options") granted pursuant to the Company's 1999 Stock Option Plan (the "Option Plan") shall be cancelled and each holder of an Option listed on Schedule 3.1.2 (the "ITM

     Options") shall be entitled to receive, in consideration for the cancellation of such ITM Option, an amount in cash equal to the product of
     (x) the number of Shares previously subject to such ITM Option and (y) the excess, if any, of the Share Price over the exercise price per Share previously subject to such ITM Option (such payment to be net of taxes and other amounts required by law to be withheld with respect thereto). Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate the Option Plan so that on and after the Effective Time no current or former employee, director, consultant or other person shall have any option to purchase Shares or any other equity interests in the Company under the Option Plan.

          3.1.3 Each share of capital stock of the Company, if any, owned by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, or held in treasury by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled by virtue of the Merger and without any action on the part of the holders thereof. No consideration shall be paid in exchange for such share and such share shall cease to exist from and after the Effective Time.

          3.1.4 Each issued and outstanding share of common stock, no par value, of Purchaser shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     3.2 Merger Consideration Adjustments.

          3.2.1 Debt Adjustment. The Merger Consideration shall be reduced on a dollar-for-dollar basis if and to the extent that the Long-Term Debt of the Company as of the Closing exceeds $15,270,000. This adjustment is referred to as the "Debt Adjustment." "Long-Term Debt" means indebtedness of the Company for borrowed money having a maturity or due date in excess of one year, including the current and long-term portions of bank debt, mortgages, shareholder loans or notes payable, other notes or loans payable, and remaining principal amounts on capitalized equipment leases, but shall exclude the purchase price of real property pursuant to the Purchase and Sale Agreement between Charade Properties, II, Inc. and the Company dated February 7, 2001 (the "Charade Agreement").

          3.2.2 Working Capital Adjustment.

             3.2.2.1 The Company's ratio of Current Assets to Current Liabilities (exclusive of current portions of Long-Term Debt) shall not be less than 1.0 to 1.0 as of the Closing. The terms "Current Assets" and "Current Liabilities" shall have the meanings assigned to them under generally accepted accounting principles. Notwithstanding the foregoing, "Current Liabilities" shall include any bonuses set forth on Schedule
        6.19.8 that are accrued but not yet paid, the Company's expenses pursuant to Section 13.7.1, and any severance obligations or termination payments to employees as a result of the Transactions or the termination of such employees following the Transactions and during the term of their existing employment agreements (without renewals), but shall exclude the purchase price of real property pursuant to the Charade Agreement. If, based on the May 31 Balance Sheet, Current Liabilities exceed Current Assets (a "Working Capital Deficit"), the amount of such Working Capital Deficit shall be deducted from the Merger Consideration. If, based on the May 31 Balance Sheet, Current Assets exceed Current Liabilities (a "Working Capital Surplus"),

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        the amount of such Working Capital Surplus shall be added to the Merger
        Consideration. If, as of the Closing, the amount of the Working Capital Deficit exceeds a Working Capital Deficit based on the May 31 Balance Sheet, or if the amount of the Working Capital Surplus is less than a Working Capital Surplus based on the May 31 Balance Sheet, the amount of such excess or deficit shall be deducted from the Merger Consideration. If, as of the Closing, the amount of the Working Capital Surplus exceeds a Working Capital Surplus based on the May 31 Balance Sheet, or if the amount of a Working Capital Deficit is less than a Working Capital Deficit based on the May 31 Balance Sheet, the amount of such excess or deficit shall be added to the Merger Consideration. Any such adjustment based on Current Assets and Current Liabilities as of the Closing is referred to as the "Working Capital Adjustment." Within 30 days after the Closing, the Surviving Corporation shall deliver to Shareholders' Representative a statement setting forth the amount of the proposed Working Capital Adjustment (the "Settlement Statement").

             3.2.2.2 The Settlement Statement shall be final and binding on the shareholders unless, within 30 days following the date of delivery to the Shareholders' Representative of the Settlement Statement, the Shareholders' Representative notifies Parent in writing (a "Notice of Objection") that the shareholders do not accept as correct the amount of any calculation reflected in the Settlement Statement. If the Shareholders' Representative timely delivers a Notice of Objection to Parent, then the Shareholders' Representative and Parent shall respectively instruct Horton & Company, L.L.C. and Arthur Andersen L.L.P. to attempt to reach mutual agreement as to each disputed calculation made in the Settlement Statement. If such firms reach agreement as to all disputed calculations within 10 days after the matter has been referred to such firms, the agreement of such firms in the matter shall be final and binding on all parties. If within 10 days after the matter has been referred to such accounting firms they have not reached agreement as to all disputed calculations, then Horton & Company, L.L.C. and Arthur Andersen L.L.P. shall be promptly instructed by the Shareholders' Representative and Parent, respectively, to designate a third accounting firm of recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter shall be final and binding on all parties. The shareholders shall bear the costs of Horton & Company, L.L.C., Parent shall bear the costs of Arthur Andersen L.L.P., and the shareholders on the one hand and Parent on the other hand shall split the cost of any such third accounting firm.

             3.2.2.3 After final determination of the Working Capital Adjustment pursuant to Section 3.2.2.2: (a) if the Working Capital Adjustment is a positive amount, the Surviving Corporation shall promptly pay to the Exchange Agent such amount without any setoff for distribution to the shareholders of the Company and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time; and (b) if the Working Capital Adjustment is a negative amount, the Surviving Corporation shall be entitled to receive only from the Escrow Funds the amount of the deficiency.

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          3.2.3 Representations and Warranties Adjustment.

             3.2.3.1 Upon the occurrence of the following events, the Merger Consideration shall be reduced as follows (the "R&W Adjustment"):

             3.2.3.1.1 if any tangible assets of the Company or a Subsidiary are missing or not in operational condition (other than in the ordinary course of business) as of the Closing, the Merger Consideration shall be reduced by the net book value of such assets; and

             3.2.3.1.2 if any front-end loader or compaction permanent customer accounts or contracts of the Company or any of the Subsidiaries have been lost or are expected to be lost and have not been replaced, the Merger Consideration shall be reduced by an amount equal to the annual revenue under such account or contract multiplied by 30% multiplied by
        5.5 with respect to each such lost account or contract.

             3.2.3.2 Before the Closing, Parent shall deliver to Shareholders' Representative a statement setting forth the amount of the proposed R&W Adjustment (the "R&W Adjustment Statement"). The R&W Adjustment Statement shall be final and binding on the shareholders unless, within 5 business days following the date of delivery to the Shareholders' Representative of the R&W Adjustment Statement, the Shareholders' Representative notifies Parent in writing (a "R&W Notice of Objection") that the shareholders do not accept as correct the amount of the proposed R&W Adjustment. If the Shareholders' Representative timely delivers an R&W Notice of Objection to Parent, then the Shareholders' Representative and Parent shall negotiate in good faith to resolve the dispute and the Closing shall be delayed pending resolution of such dispute. If the parties are unable to resolve the dispute by September 30, 2001, either Parent and Purchaser or the Company may terminate this Agreement pursuant to Section 13.3.

     3.3 Escrow. As soon as practicable after the Effective Time, Parent or the Surviving Corporation shall deliver to a bank or trust company mutually acceptable to Parent and the Company (the "Escrow Agent") $4,000,000 of the Merger Consideration (the "Escrow Funds") to be held and disbursed pursuant to the provisions of Section 12.6 of this Agreement and pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement").

     3.4 Dissenting Shares. Notwithstanding Section 3.1.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value of the Shares in accordance with Sections 607.1301 through 607.1320 of the Florida Law ("Dissenting Shares") shall not be converted into the right to receive the Share Price as provided in Section 3.1.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment of the fair value of the Dissenting Shares under the Florida Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to payment of the fair value of the Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Share Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and

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

proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     3.5 Exchange of Certificates and ITM Options.

          3.5.1 From and after the Effective Time, a bank or trust company mutually acceptable to Parent and the Company (which may be the same one serving as the Escrow Agent) shall act as paying agent (the "Paying Agent") in effecting the payment of the Share Price in respect of certificates (the "Share Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 3.1.1. Promptly following the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to
     Section 3.1.1. The Paying Agent, if it is the same as the Escrow Agent, shall keep such Merger Consideration in an account separate from the account in which it holds the Escrow Funds.

          3.5.2 Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Shares (other than Share Certificates representing Dissenting Shares and Share Certificates representing Shares held by Parent or Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and instructions for use in surrendering such Share Certificates and receiving the Share Price in respect thereof. Upon the surrender of each such Share Certificate, the Paying Agent shall pay the holder of such Share Certificate the applicable Share Price multiplied by the number of Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled. Until so surrendered, each such Share Certificate (other than Share Certificates representing Dissenting Shares and Share Certificates representing Shares held by Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Share Price relating thereto. No interest or dividends shall be paid or accrued on the Share Price. If the Share Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Share Price that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Share Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Share Price to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          3.5.3 Promptly after the Effective Time, the Surviving Corporation shall pay to each holder of ITM Options the amount to which the ITM Option holder is entitled pursuant to Section 3.1.2 for such ITM Options and such ITM Options shall thereupon be deemed cancelled. Such amount shall be delivered only to the person in whose name the ITM Option surrendered therefor is registered.

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          3.5.4 Promptly following the date which is 120 days after the
     Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Share Certificates and other documents in its possession relating to the Transactions, and the Paying Agent's duties as Paying Agent shall terminate. Thereafter, each holder of a Share Certificate formerly representing a Share may surrender such Share Certificate to the Surviving Corporation and (subject to the applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Share Price relating thereto, without any interest or dividends thereon.

          3.5.5 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time and holders of Share Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive Merger Consideration pursuant to this Agreement. If, after the Effective Time, Share Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Share Price as provided in this Article 3, subject to applicable law in the case of Dissenting Shares. Holders of Shares shall cease to have any rights as shareholders of the Company, except for the right to receive Merger Consideration pursuant to this Agreement.

          3.5.6 None of the Paying Agent, Parent, Purchaser, the Company or the Surviving Corporation shall be liable to a holder of Shares or Options for any Shares, Options, money or other property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          3.5.7 The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ITM Options such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or other Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or ITM Options in respect of which such deduction and withholding was made.

                                   Article 4
                                    CLOSING

     4.1 Time and Place of Closing. The closing (the "Closing") of the Transactions shall take place at a location mutually agreeable to Parent and the Company as promptly as practicable (but in any event within 5 business days) following the date on which the last of the conditions set forth in Articles 10 and 11 is fulfilled or waived, or at such other time and place as Parent, Purchaser and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

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                                   Article 5
                                TITLE AND SURVEY

     5.1 Title Policy. The Company shall furnish to Parent for each piece of owned Land an ALTA Extended Owner's Policy of Title Insurance from Attorneys Title Insurance Fund, Inc. (the "Title Company") in an amount equal to the fair market value of the owned Land as determined by Parent with each of the Title Company's standard printed exceptions deleted and including the endorsements delineated below, to the extent they are available from the Title Company without unreasonable cost in the Company's reasonable judgment, and such endorsements reasonably requested by Parent, to the extent they are available from the Title Company without unreasonable cost in the Company's reasonable judgment, available in the state where the owned Land is located, insuring marketable fee simple title to each parcel of owned Land to be in the Company or a Subsidiary subject only to Permitted Encumbrances (the "Title Policy"). The Company shall pay the cost of the Title Commitment, Title Policy and the following affirmative endorsements, subject to availability as above provided, in form reasonably acceptable to Parent: (a) an endorsement insuring there are no violations of any restrictive covenants, conditions or restrictions affecting the owned Land; (b) an endorsement insuring there are no encroachments by any improvement onto the owned Land, any easements, or any building lines or setbacks affecting the owned Land, or onto any adjacent property; (c) if applicable, a contiguity endorsement insuring that each parcel of the owned Land is contiguous and that the land described in the Survey is the same as that described in the Title Commitment; (d) if applicable, survey, patent, and water endorsements; and (e) an access endorsement insuring that the owned Land has direct access to a public road or highway, if available. All other endorsements that Parent requests shall be at Parent or Purchaser's cost. The Title Policy shall insure the Company's or Subsidiary's interest in the owned Land to be unconditionally vested in the name of the owner of the Land, free and clear of all Encumbrances whatsoever except for the following (the "Permitted Encumbrances"): (a) those items shown on Schedule B of the following Title Commitments dated May 1, 2001, with Fund file Nos. 10-2001-7659-M (excepting items 1-3, and 7-9), 10-2001-7660 (excepting items 1-3, and 6-8), and
10-2001-7682 (excepting items 1-3, and 5-7); (b) real estate Taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (c) those matters shown on the Survey(s). If there is a discrepancy between the legal description in the Title Commitment and the Survey, one or the other shall be changed, as applicable to reflect the correct legal description.

     5.2 Survey. The Company shall obtain for Parent's use and for the use of the Title Company in connection with the issuance of the Title Policy a current and complete ALTA/ACSM survey, or update of a prior existing survey, of each piece of owned Land made on the ground by a competent registered surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, roads, and easements now existing; (c) the number of acres in the owned Land; (d) the location of any buildings, fences or other improvements which encroach on the owned Land; (e) the location of any improvements on the owned Land which encroach on any neighboring property; (f) all building lines established in respect of the Land; and (g) all public access to the owned Land, and representing that the boundaries of the owned Land are contiguous with the boundaries of all adjoining parcels (the "Survey"). In addition, the Survey shall comply with the additional requirements set forth on Exhibit C. The Company shall deliver to Parent and the Title Company, no less than 10 days before the Closing, a copy of the Survey complying with the above requirements and reasonably satisfactory to Parent, together with certification to the Parent and the land owner by the surveyor, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy. The Company shall pay all of the costs of the Survey.

                                   Article 6
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that the statements contained in this Article 6, except as set forth in the Disclosure
Schedules: (a) are correct and complete as of the date of this Agreement; and
(b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6). The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless (a) the representation or warranty has to do with the existence of the document or other item itself or (b) the Disclosure Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed agreement) and summarizes the relevant facts in reasonable detail. Notwithstanding the foregoing, however, if an item is adequately disclosed in one Disclosure Schedule, such item shall be deemed disclosed for purposes of any other Disclosure Schedule to which it is applicable even if it is not listed in such Disclosure Schedule.

     Wherever a representation or warranty in this Agreement is qualified as having been made "to the best of the Company's knowledge," such phrase shall mean the knowledge of the Company and the executive officers of the Company and the Subsidiaries listed on Schedule 6, after reasonable inquiry.

     6.1 Organization; Authority; Capitalization; Subsidiaries; Books and
Records.

          6.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its Business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date of this Agreement, are included in Schedule 6.1.1.

          6.1.2 The Company has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of the Company and its shareholders necessary to approve the Transactions shall have been taken.

          6.1.3 Except as set forth on Schedule 6.1.3, the Company's authorized capitalization consists of 30,000,000 shares of Company Stock, of which 12,141,745 Shares are issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable, and, except as set forth on Schedule 6.1.3, were offered, issued, sold and delivered by the Company in compliance with all applicable Laws (including state and federal securities laws). None of such Shares was issued pursuant to awards, grants or bonuses in violation of the preemptive rights of any past or present shareholder. Except as set forth on Schedule 6.1.3, there are no outstanding rights,

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     warrants, options or agreements with respect to any class of capital stock of the Company, including agreements granting to any person rights to acquire any capital stock or proxies or agreements with respect to the voting thereof. Schedule 6.1.3 lists all Option holders, the number of Options held by each and the exercise prices for all such Options. Except for the Shares, there are no outstanding equity securities or other interests of the Company. To the best of the Company's knowledge, the stock transfer records provided by the Company to Parent correctly set forth all issuances, acquisitions and retirements of the Shares since the inception of the Company. Except as set forth on Schedule 6.1.3, the Company has never acquired treasury stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Except as set forth on Schedule 6.1.3, the Company has not agreed to register any securities under the Securities Act or under any state securities law.

          6.1.4 Except as set forth on Schedule 6.1.4, the Company has no subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. Each of the subsidiaries set forth on Schedule 6.1.4 (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its Business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Complete and accurate copies of the Articles of Incorporation and Bylaws of each Subsidiary, each as in effect on the date of this Agreement, are included in Schedule 6.1.4. All of the issued and outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company, directly or indirectly, free and clear of all Encumbrances. All of such shares are validly issued, fully paid and non-assessable. None of such shares was issued pursuant to awards, grants or bonuses in violation of the preemptive rights of any past or present shareholder that were granted by the Company. Except as set forth on Schedule 6.1.4, there are no outstanding rights, warrants, options or agreements with respect to any class of capital stock of any Subsidiary, including agreements granting to any person rights to acquire any capital stock or agreements with respect to the voting thereof. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

          6.1.5 The minute books of the Company and the Subsidiaries contain materially accurate records of all meetings and accurately reflect all actions taken by their respective boards of directors, committees of the board of directors and shareholders. Complete and accurate copies of all such minute books are included in Schedule 6.1.5.

     6.2 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except for approval by the Company's shareholders in connection with the consummation of the Merger, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Transactions (other than the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's Articles of Incorporation and by applicable Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be otherwise provided by applicable bankruptcy, fraudulent conveyance or other similar Laws relating to creditors' rights. Upon Board and shareholder approval as contemplated by this Agreement, no state business combination, control share acquisition, takeover or other similar state Law applies or purports to apply to the Merger or the other Transactions.

     6.3 No Conflict. Except where the same will not have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not: (a) violate, conflict with or result in the breach of any provision of the Company's Articles of Incorporation or Bylaws; (b) conflict with or violate any Law or Governmental Order applicable to the Shares, the assets of the Company, the Business, the Company, the Subsidiaries or any of their respective assets, properties or Businesses; or (c) except as set forth in Schedule 6.3, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any Consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Shares, the assets or the properties of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of their assets are bound or affected.

     6.4 Governmental Consents and Approvals. Except for the filing of a preliminary proxy statement and the Proxy Statement with the SEC, filings with the FCC and the filing of articles of merger with the Florida Secretary of State, the execution, delivery and performance of this Agreement by the Company do not and will not require any Consent or action by, filing with or notification to, any Governmental Authority.

     6.5 SEC Reports and Financial Statements; Proxy Statement.

          6.5.1 Except as set forth on Schedule 6.5.1, since June 22, 1999 the Company has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, proxy statements and other documents (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, except as set forth on Schedule 6.5.1, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          6.5.2 The consolidated balance sheets as of December 31, 1999 and 2000 and the related consolidated statements of income, shareholders' equity and cash flows for

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     each of the three years in the period ended December 31, 2000 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the year ended December 31, 2000 included in the SEC Reports (the "Financial Statements") (a) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein.

          6.5.3 The unaudited consolidated balance sheet as of March 31, 2001 (the "March 31 Balance Sheet") and the related consolidated statements of income, shareholders' equity and cash flows for the three months then ended of the Company (collectively, the "Most Recent Financial Statements") and the unaudited consolidated balance sheet as of May 31, 2001 that the Company will provide to Parent by no later than June 15, 2001 (the "May 31 Balance Sheet"), all of which are included in Schedule 6.5.3, present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the date or for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein, except for the absence of notes in the May 31, 2001 Balance Sheet, and subject to normal recurring adjustments consistent with past practices.

          6.5.4 There are no Liabilities of the Company or the Subsidiaries, and, to the best of the Company's knowledge, there is no basis for any present or future Action against the Company or any Subsidiary giving rise to any Liability, other than Liabilities (i) reflected or reserved against on the May 31 Balance Sheet, or (ii) Liabilities which have arisen after May 31, 2001 in the ordinary course of business that do not individually exceed $100,000 or $500,000 in the aggregate.

          6.5.5 The Company has furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          6.5.6 None of the information to be supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of the shareholders of the Company to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion therein.

     6.6 Accounts Receivable. Except as set forth on Schedule 6.25.3, all accounts receivable reflected on the March 31 Balance Sheet and created since that date to the Closing Date (subject to the reserves established therefor) arise from arm's length transactions between unrelated parties and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

     6.7 Inventories. All parts, tires, supplies and accessories of every kind, nature and description owned by the Company and the Subsidiaries (the "Inventories") are in good condition, reasonable wear and tear excepted, and are suitable and usable for the purposes for which they are intended.

     6.8 Intellectual Property Rights.

          6.8.1 Schedule 6.8.1 sets forth: (a) all the right, title and interest of the Company and the Subsidiaries in, to and under all trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto) used in the Business, including the names of the Company and the Subsidiaries (the "Intellectual Property Rights"), and all pending registrations and applications therefor, that the Company and the Subsidiaries own, use or license or in which they have any interest, indicating which are owned and which are licensed; (b) all contracts, agreements or other arrangements under which the Company and the Subsidiaries have granted, or are obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights; and (c) all names, assumed or otherwise, under which the Company and the Subsidiaries have conducted their Business since June 22, 1999.

          6.8.2 To the best of the Company's knowledge, neither the Company nor any Subsidiary is infringing upon or otherwise acting adversely to the right or claimed right, of any Person under or with respect to any Intellectual Property Rights, nor has the Company or any Subsidiary received written notice of any such claim. Neither the Company nor any Subsidiary is (a) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights, or (b) a licensor in respect of any Intellectual Property Rights. All licensing agreements pursuant to which the Company or any Subsidiary is a licensee of any Intellectual Property Rights are valid and binding on the Company or such Subsidiary and, to the best of the Company's knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (a) no breach or default by the Company or any Subsidiary or event which, with notice or lapse of time, could constitute a breach or default by the Company or any Subsidiary, exists with respect thereto, and (b) no party thereto has given notice or asserted to the Company or any Subsidiary that the Company or any Subsidiary is in breach or default thereunder.

          6.8.3 Neither the Company nor any Subsidiary is in any way making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of the Company or any Subsidiary.

     6.9 Tangible Personal Property.

          6.9.1 Schedule 6.9.1(A) is a substantially complete and accurate list of all containers and other pieces of equipment owned or leased by the Company and the Subsidiaries (the "Equipment"). Schedule 6.9.1(A) lists the manufacturers of all containers. Neither the Company nor any Subsidiary has manufactured any of its own containers. Schedule 6.9.1(B) is a complete and accurate list of all of the motor vehicles owned or leased by the Company and the Subsidiaries, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base stations, if any (the "Rolling Stock"), described by manufacturer, model number and model year. Schedule 6.9.1(C) is a substantially complete and accurate list of all pieces of office equipment and furniture owned or leased by the Company and the Subsidiaries (the "Office Equipment"). Schedule 6.9.1(D) is a substantially complete and accurate list of all the manual and automated computer, billing and accounting systems and components thereof, including all software and programs, owned, leased or licensed by the Company and the Subsidiaries (the "Systems"), and the Systems contain an accurate and complete list of all customers of the Company and the Subsidiaries. The assets of the Company and the Subsidiaries constituting tangible personal property are in good and serviceable condition and repair (subject to normal wear and tear).

          6.9.2 The Company or one of the Subsidiaries either owns all of the assets constituting tangible personal property or leases them under an agreement indicated on Schedule 6.9.2. Except where the same is not reasonably likely to have a Material Adverse Effect, neither the Company nor any Subsidiary has: (a) received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease except in connection with a default of the Company or Subsidiary thereunder; or (b) received any notice of a breach or default under such lease, which breach or default has not been cured. Neither the Company nor any Subsidiary nor, to the best of the Company's knowledge, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease.

     6.10 Real Property.

          6.10.1 Schedule 6.10.1 sets forth a complete and accurate street address and legal description of the owned Land and, except as described therein, neither the Company nor any Subsidiary owns any real property. The Company or a Subsidiary has good and marketable fee simple title to the owned Land free and clear of any and all Encumbrances other than Permitted Encumbrances.

          6.10.2 Schedule 6.10.2 sets forth a complete and accurate street address and legal description of the leased Land and, except as described therein, neither the Company nor any Subsidiary leases any real property. The Company or a Subsidiary has leasehold title to the leased Land. Attached to Schedule 6.10.2 are complete and accurate copies of all leases and subleases for leased Land (the "Real Estate Leases"). With respect to each of the Real Estate Leases:

             6.10.2.1 Subject to bankruptcy, fraudulent conveyance or other similar Laws relating to creditors' rights, such lease is legal, valid, binding, enforceable and in full force and effect, and represents the entire agreement between the respective lessor and lessee with respect to such property;

             6.10.2.2 neither the Company nor any Subsidiary has: (a) received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease except in connection with a default of the Company or a Subsidiary thereunder, or (b) received any notice of a breach or default under such lease, which breach or default has not been cured;

             6.10.2.3 neither the Company nor any Subsidiary nor, to the best of the Company's knowledge, any other party to such lease, is in breach or default in any material respect, and, to the best of the Company's knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease; and

             6.10.2.4 the Company or a Subsidiary has the full right to exercise any renewal options contained in such lease on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each piece of leased Land for the full term of such renewal options.

          6.10.3 There is no condemnation or eminent domain proceeding pending or, to the best of the Company's knowledge, threatened against any of the Land.

          6.10.4 Except for Consents required as set forth on Schedule 6.10.4, the Surviving Corporation or a Subsidiary can use each parcel of Land after the Closing for its current uses in the manner currently operated by the Company or a Subsidiary, without violating any applicable Law or private restriction, and such uses are legal conforming use(s). There are no proceedings or amendments pending and brought by or, to the best of the Company's knowledge, threatened by, any third party which would result in a change in the allowable use(s) of the Land or which would modify the right of the Surviving Corporation or a Subsidiary to use the Land for its current use(s) after the Closing Date.

          6.10.5 The Company has made available to Parent all engineering, geologic and other similar reports, documentation, plats and maps in their possession or control relating to the Land and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

          6.10.6 During the applicable lease term and except for landlords' rights in connection with the leased Land, no party except the Company or a Subsidiary has a present or future right to possession of all or any part of the Land.

          6.10.7 There are no pending or, to the best of the Company's knowledge, threatened special assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

          6.10.8 To the best of the Company's knowledge, there is no fact or condition that may result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

          6.10.9 No written or verbal commitments have been made to any Governmental Authority or other Person relating to the Land which would impose an obligation the Surviving Corporation or a Subsidiary or their successors or assigns to make any contribution or dedication of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

          6.10.10 To the best of the Company's knowledge, all utilities serving the Land are supplied directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and the operations of the Business.

          6.10.11 To the best of the Company's knowledge, there are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no Person has any right of first refusal, option or the right to acquire all or any part of the Land.

          6.10.12 Neither the Company nor any Subsidiary shall cause or permit any Encumbrance or encroachment ("Title Defect") whatsoever to be placed of record from the date of this Agreement to the Closing. If any Title Defect is so placed or recorded or otherwise exists contrary to the provisions hereof, the effect of which can be removed and/or eliminated by the payment of money, the Company shall immediately cause sufficient monies to be deposited with Parent so as to enable Parent to cause such Title Defect to be eliminated and/or removed of record.

          6.10.13 Except in connection with that certain lease by and between JMA Investment, Inc. (as lessor) and Delta Recycling Corp. (as lessee), dated September 27, 1999, the landlord's Consent is either not required under any lease with respect to the Transactions or, if required, will be obtained by the Company before the Closing.

     6.11 Material Contracts.

          6.11.1 Schedule 6.11.1 lists and includes complete and accurate copies of each of the following contracts and agreements (including oral and informal arrangements) of the Company and the Subsidiaries (listed by entity), as amended, with such contracts and agreements being collectively referred to as "Material Contracts":

             6.11.1.1 each contract, agreement, invoice, purchase order and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or the Subsidiary or otherwise related to their Business under the terms of which they: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001, (B) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

             6.11.1.2 all contractual rights of the Company and the Subsidiaries with their customers (whether oral or in writing), including all disposal agreements, service agreements, customer accounts and routes (the "Customer Contracts"), under the terms of which they: (A) are likely to receive consideration of more than $100,000 in the aggregate during 2001 or (B) are likely to receive consideration of more than $100,000 over the remaining term of such contract;

             6.11.1.3 all contracts and agreements relating to the collection, transportation or disposal of waste under the terms of which the Company and its Subsidiaries: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001,
        (B) are likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such agreement, or
        (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

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

             6.11.1.4 all broker, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party under the terms of which the Company and its Subsidiaries: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001, (B) are likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such agreement, or (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

             6.11.1.5 all collective bargaining agreements with any union and all employment agreements entered into by the Company and the Subsidiaries (the "Employee Contracts") and all other management contracts and contracts with unions (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

             6.11.1.6 all contracts and agreements relating to Indebtedness of the Company or any Subsidiary. "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money (excluding trade accounts payable incurred in the ordinary course of business), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (4) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses
        (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such person has not assumed or become liable for the payment of such Indebtedness;

             6.11.1.7 all contracts and agreements that limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

             6.11.1.8 all contracts and agreements between or among the Company and any Subsidiary, Affiliate, officer, director, employee, shareholder or "associate" (as such term is defined in Securities Exchange Commission Rule 405) of the Company or any Subsidiary now in effect; and

             6.11.1.9 all contracts and agreements relating to the Intellectual Property Rights.

          6.11.2 To the best of the Company's knowledge, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither the Company nor any Subsidiary has received any notice that the Company or any Subsidiary is in breach of or default under any Material Contract or that any event has occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

          6.11.3 To the best of the Company's knowledge, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

          6.11.4 Neither the Company nor any Subsidiary has received any notice that any Person intends or desires to amend or terminate any Material Contract.

          6.11.5 There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the properties or assets of the Company or any Subsidiary.

          6.11.6 The Company and the Subsidiaries have billed all of their customers in accordance with the Customer Contracts in all material respects.

          6.11.7 Except as set forth on Schedule 6.11.7, no Material Contract requires the Consent of any Person for the Transactions to be consummated.

     6.12 Insurance Policies. Schedule 6.12 lists and includes complete and accurate copies of each of all insurance policies carried by the Company and the Subsidiaries, indicates whether such policies are retrospectively rated, includes an accurate list of all insurance loss runs and workers' compensation claims in the Company's and the Subsidiaries' possession for the past three policy years, and includes a complete and correct copy of the Company's most recent filing with the state agency responsible for administering, handling or overseeing unemployment claims. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither the Company's nor any Subsidiary's insurance has ever been canceled.

     6.13 Employees; Employee Benefits.

          6.13.1 Schedule 6.13.1 is a complete and accurate list of all employees of the Company and the Subsidiaries (by entity), their titles, their dates of hire and their current annual rates of compensation as of the date of this Agreement, as well as the amounts of any bonus paid, accrued or expected to be paid or accrued with respect to the year ended December 31, 2000 and any amounts of bonus paid, accrued or expected to be paid with respect to any periods beginning thereafter. Except as set forth on Schedule 6.13.1, each of such employees is an employee at will.

          6.13.2 Except as disclosed on Schedule 6.13.2, neither the Company nor any Subsidiary has ever established or promised to establish any Plan for the benefit of its employees. Schedule 6.13.2 lists and includes complete and accurate copies of each such Plan and each material document prepared in connection with each such Plan. Except as set forth in Schedule 6.13.2,
     (i) none of such Plans is a multi-employer plan within the meaning of ERISA; (ii) none of such Plans promises or provides retiree medical or life insurance benefits to any person; (iii) none of such Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (iv) none of such Plans is or is required to be qualified under Section 401(a) of the Code; (v) none of such Plans is subject to Title IV of ERISA; and
     (vi) the Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act of 1988 and any state counterpart, and no fact or event exists that could give rise to liability under such Laws.

     6.14 Labor Matters. Except as set forth on Schedule 6.14, no collective bargaining or other labor union contracts apply to the employees or the Company or any Subsidiary. There is not pending or, to the best of the Company's knowledge threatened, a labor dispute, strike or work stoppage against the Company or any Subsidiary that is reasonably likely to have a Material Adverse Effect. To the best of the Company's knowledge, neither the Company nor any Subsidiary, nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Company or any Subsidiary.

     6.15 Compliance with Law. Except as set forth on Schedule 6.15, the Company and the Subsidiaries comply in all material respects with all Laws, Permits and Governmental Orders applicable to them, their assets or their Business (including Environmental Laws, Tax Laws, zoning and land use restrictions, and Laws relating to the employment of labor). Neither the Company nor any Subsidiary is in material violation of any such Law, Permit or Governmental Order. Schedule 6.15 identifies each Governmental Order applicable to the Company, any Subsidiary, their assets or their Business, and no such Governmental Order has a Material Adverse Effect. Neither the Company nor any Subsidiary has received any citation or notice that the Company or any Subsidiary is under investigation or other form of review with respect to any applicable Law, the results of which if determined adversely are reasonably likely to have a Material Adverse Effect.

     6.16 Taxes.

          6.16.1 Each of the Company and each Subsidiary has filed, or will file, in a timely manner all requisite Tax returns due (including estimated tax returns) for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date. No Tax returns or reports filed by either the Company or any Subsidiary (whether filed prior to, on or after the date hereof) will result in any Taxes upon the assets of the Company or any Subsidiary where such Taxes would have a Material Adverse Effect. All Taxes due and payable with respect to each of the Company and each Subsidiary have been paid. All Taxes required to be withheld, collected or deposited by each of the Company and each Subsidiary have been timely withheld, collected or deposited and to the extent required, have been paid to the relevant Tax authority. There are no agreements to extend the statutory period for the assessment of any Taxes, examinations in progress or claims against the Company or any

     Subsidiary for Taxes for any period or periods prior to and including the date of this Agreement (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for Taxes has been received. There are no liens for Taxes on any assets.

     6.17 Litigation. Except as set forth on Schedule 6.17, no Action is pending or, to the best of the Company's knowledge, threatened, against the Company or any Subsidiary at law or in equity, the results of which if determined adversely are reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any of the above. Also listed on Schedule 6.17 are all instances in which the Company or any Subsidiary is the plaintiff, or complaining or moving party, in any Action (other than collection cases in the ordinary course of business). Also listed on
Schedule 6.17 are all employees who are on workers' compensation or who, to the best of the Company's knowledge, have workers' compensation claims, in each case regardless of the amount.

     6.18 Absence of Price Renegotiation Contracts.  Except as stated in
Schedule 6.18, neither the Company nor any Subsidiary is a party to any governmental contracts that are subject to price redetermination or renegotiation.

     6.19 Conduct of the Business. Since March 31, 2001, except for the execution and delivery of this Agreement or as disclosed on Schedule 6.19, the Company and the Subsidiaries have conducted their Business in all material respects in the ordinary course and consistent with past practice, and there has not been any:

          6.19.1 change in the authorized capital or equity ownership of the Company or any Subsidiary or issuance or sale of any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary, other than pursuant to the exercise of outstanding options in accordance with their terms;

          6.19.2 redemption of any of the capital stock or declaration, making or paying of dividends or distributions (whether in cash, securities or other property) by the Company or any Subsidiary;

          6.19.3 work interruption, labor grievance or unfair labor practice claim filed that might reasonably be expected to have a Material Adverse Effect;

          6.19.4 any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of their assets, or requiring Consent of any party to the transfer and assignment of any of their assets;

          6.19.5 waiver of any material rights or claims of the Company or any Subsidiary;

          6.19.6 material breach, amendment or termination of any Material Contract the result of which would have a Material Adverse Effect;

          6.19.7 transaction by the Company or any Subsidiary outside the ordinary course of business;

          6.19.8 (a) increase, or announcement of any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or other benefits payable by the Company or any Subsidiary to any of their employees or consultants other than in the ordinary course of business consistent with past practices, (b) establishment of any benefits under any Plan other than the establishment or payment of the bonuses set forth on Schedule 6.19.8;

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

          6.19.9 material write down or write up of the value of any inventories or accounts receivable or revaluation of any assets or properties of the Company or any Subsidiary;

          6.19.10 sale, transfer, lease, sublease, license or other disposal of any properties or assets of the Company, other than (a) sales in the ordinary course of business consistent with past practice or (b) the sale of equipment which is no longer used or useful in or which is promptly replaced with equipment of equivalent or better kind, condition and value;

          6.19.11 material changes in the customary methods of operations of the Company or any Subsidiary, including practices and policies relating to routes, purchasing, inventories, contracts, marketing, selling and pricing;

          6.19.12 any express or deemed election or settlement or compromise of any Liability with respect to the Taxes of the Company or any Subsidiary;

          6.19.13 any other material occurrence, event, incident, action or failure to act outside the ordinary course of business; or

          6.19.14 any action by the Company or any Subsidiary, or any employee, officer of any of them, committing to do any of the foregoing.

     6.20 Environmental and Other Permits; Hazardous Materials; Disposal Sites.

          6.20.1 Except for Permits the absence of which are not reasonably likely to have a Material Adverse Effect, the Company and the Subsidiaries hold all Environmental Permits, other permits, licenses (including FCC licenses), franchises, consents and approvals of every kind necessary to operate the Business (collectively, the "Permits") necessary for the current use, occupancy and operation of each of their assets and properties and the conduct of their Business, and all such Permits are in full force and effect. Except as set forth on Schedule 6.20.1, neither the Company nor any Subsidiary has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Environmental Law that have not been resolved. Schedule 6.20.1 identifies all Permits and identifies those that will require the Consent of any Governmental Authority to consummate the Transactions.

          6.20.2 Except for waste materials included in residential or commercial waste that have in all respects been Handled in substantial compliance with all applicable Laws (including applicable Environmental Laws relating to the permissible types and quantities of such waste materials), and except as disclosed on Schedule 6.20.2 or in oral or written reports to Parent by EMCON, the Company and the Subsidiaries have never Handled any Hazardous Materials. Except as disclosed on Schedule 6.20.2, there have been no Releases into the Environment or onto or under the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary of any Hazardous Materials. No Encumbrance with respect to Environmental Liability has been imposed against the Company or any Subsidiary or any of their assets under any Environmental Law or other applicable Law, and, to the best of the Company's knowledge, no facts or circumstances exist that would give rise to the same. Further, except as disclosed on Schedule 6.20.2, no portion of the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary is listed on the CERCLIS list or the National Priorities List of Hazardous

     Waste Sites or any other similar list maintained by any Governmental Authority, and neither the Company nor any Subsidiary: (a) is listed as a potentially responsible party under any Environmental Law or other applicable Law, (b) has received a notice of such listing, or (c) has knowledge of any facts or circumstances which could give rise to such a listing.

          6.20.3 Schedule 6.20.3 is a complete list of the names and addresses of all disposal sites now or at any time in the past utilized by the Company or any Subsidiary or any of their predecessors. Except as disclosed on Schedule 6.20.3, no such disposal site is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority.

          6.20.4 Except as disclosed on Schedule 6.20.4, any underground or above-ground storage tanks, and piping associated with such tanks, containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Environmental Law or other applicable Law located on the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary, have been used and maintained in material compliance with all Environmental Laws and other applicable Laws.

          6.20.5 The Company and the Subsidiaries have at all times produced or received and retained all transportation documentation, including all appropriate trip tickets, required by any applicable Laws in connection with the hauling or disposal of municipal solid waste, and no such document indicates that the Company or any Subsidiary has ever hauled or transported Hazardous Materials.

     6.21 Corrupt Practices. Neither the Company nor any Subsidiary has ever made, offered or agreed to offer anything of value to any employees of any of their customers for the purpose of attracting business or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they taken any other action that would cause the Company or any Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

     6.22 Representation Concerning Totality of Assets.  Except as disclosed on
Schedule 6.22, the Company or a Subsidiary has good and marketable title to, or, in the case of leased or subleased properties or assets, valid and subsisting leasehold interests in, all such assets and properties, free and clear of all liens and security interests other than Permitted Encumbrances, and such assets and properties constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business.

     6.23 Powers of Attorney. Except as disclosed on Schedule 6.23, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

     6.24 Guaranties, Performance Bonds and Letters of Credit. Except as set forth on Schedule 6.24, (a) neither the Company nor any Subsidiary is a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any Person, and (b) there are no performance bonds or letters of credit outstanding with respect to the operation of the Business.

     6.25 Affiliates' Relationships.

          6.25.1 All contractual arrangements between the Company or any Subsidiary and any Affiliate are described on Schedule 6.25.1.

          6.25.2 Except as disclosed on Schedule 6.25.2, no Affiliate has any direct or indirect interest in (i) any entity that is competitive with the Company or any Subsidiary or the Business, or (ii) any assets used by the Company or any Subsidiary.

          6.25.3 All obligations of any Affiliate to the Company or any Subsidiary and all obligations of the Company or any Subsidiary to any Affiliate are listed on Schedule 6.25.3, which sets forth a complete and accurate schedule of payments relating thereto.

     6.26 Fairness Opinion. The financial advisor of the Company, Capitalink, LC, has rendered an opinion to the Board to the effect that, as of the date thereof, the Merger Consideration is fair to the holders of Shares.

     6.27 Complete Disclosure. This Agreement, the Disclosure Schedules, and all other documents and written information furnished to Parent and its representatives by the Company, any Subsidiary or their respective representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Company or any Subsidiary becomes aware of any fact or circumstance that would change a representation or warranty of the Company in this Agreement or any other statement made or document provided to Parent, the party with such knowledge shall promptly give notice of such fact or circumstance to Parent. None of (a) such notification, (b) any pre-closing investigation by Parent of the Company, the Subsidiaries, their respective assets or the Business, or (c) the Closing, shall relieve the Company's shareholders of their indemnification or other obligations under this Agreement.

                                   Article 7
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company that the statements contained in this Article 7: (a) are correct and complete as of the date of this Agreement; and (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 7).

     7.1 Organization; Authority. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Each of Parent and Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of each of Parent and Purchaser necessary to approve the Transactions shall have been taken.

     7.2 No Conflict. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the Transactions do not and will not violate, conflict with, or result in a breach of any provision of its Articles of Incorporation or Bylaws.

     7.3 Governmental Consents and Approvals. Except for the filing of articles of merger with the Florida Secretary of State, filings with the FCC and filings with the Department of Justice and the Florida Attorney General, the execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any Consent or other action by, filing with, or notification to, any Governmental Authority.

     7.4 Binding Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against them in accordance with its terms.

                                   Article 8
                    COVENANTS OF THE COMPANY BEFORE CLOSING

     8.1 Access to Land and Records. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Subsidiaries to: (a) at all times grant Parent and its representatives access to all of the offices of the Company, the Subsidiaries, the Land, and the books and records of the Company and the Subsidiaries (including for the purpose of performing all testing, inspections and other procedures considered desirable by Parent, for the purpose of monitoring compliance with the covenants of the Company in this agreement, for purposes of monitoring the accuracy of the representations and warranties of the Company in this Agreement, and for the purpose of determining the amount, if any, of the R&W Adjustment); and (b) furnish Parent with such additional financial and operating data and other information as to the Company, the Subsidiaries, their respective assets and the Business as Parent may reasonably request. The Company shall, and shall cause the Subsidiaries to, cooperate with Parent and its representatives in the preparation of any documents or other material that may be required by any Governmental Authority.

     8.2 Activities of the Company Before Closing. Until the Closing, the Company shall, and shall cause the Subsidiaries to:

          8.2.1 maintain their assets in as good working order and condition as at present, ordinary wear and tear excepted;

          8.2.2 perform in all material respects all of their obligations under the Permits, Material Contracts, and its debt instruments;

          8.2.3 keep in full force and effect present or similar substitute insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

          8.2.4 use their reasonable efforts to preserve intact their assets and to keep available the services of their officers and employees and maintain good relationships with suppliers, customers and others having business relationships with them;

          8.2.5 maintain material compliance with all applicable Laws;

          8.2.6 maintain and perform debt and lease instruments materially in accordance with their terms and not enter into new or amended debt or lease instruments;

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

          8.2.7 cooperate with Parent to promptly prepare the necessary documents so that the Transactions may be closed, if possible on or before July 2, 2001 and in any event before the date set forth in Section 13.3; and

          8.2.8 provide all reasonable assistance to Parent to provide for an orderly transfer of the Company, the Subsidiaries and the Business.

     8.3 Prohibited Activities Before Closing. Until the Closing, the Company shall not, and shall cause the Subsidiaries not to, without the prior written consent of Parent:

          8.3.1 change the authorized capital, issue shares of capital stock (other than pursuant to the exercise of Options), or grant any options, warrants, puts, calls, conversion rights or commitments relating to equity interests in the Company or the Subsidiaries;

          8.3.2 except as required by the Charade Agreement, purchase, lease or incur an obligation to purchase or lease any fixed assets in excess of an aggregate of $100,000;

          8.3.3 permit any new Encumbrance upon any of their assets other than Permitted Encumbrances;

          8.3.4 breach, amend or terminate any Material Contract or Permit in any material manner or fail to maintain the Business, their assets or the quality of customer service consistent with past practice;

          8.3.5 enter into any transaction outside the ordinary course of the Business or otherwise prohibited under this Agreement;

          8.3.6 allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of the Company made in Section 6.19 to be untrue on the Closing Date; or

          8.3.7 except as required by the Charade Agreement, allow a Working Capital Deficit, if any, to increase or a Working Capital Surplus, if any, to decrease by more than $50,000 from the May 31 Balance Sheet; provided, however, that if such increase or decrease is greater than $50,000, the Escrow Funds shall be increased by the amount of such excess and Parent shall not be entitled to terminate this Agreement as a result of the representation and warranty in this Section 8.3.7 being breached.

     8.4 No Solicitation.

          8.4.1 The Company, the Subsidiaries and their respective Affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries or any business combination with the Company or any of the Subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or the acquisition of any capital stock or any material portion of the assets of the Company or its Subsidiaries, or any combination of the foregoing (other than the Merger) (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than Parent, Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate, delay or fail to consummate the Merger or any other Transactions; provided, however, that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore, enter into an agreement with or otherwise engage in substantive discussions with a third party who delivers a written proposal for an Acquisition Transaction if the Board determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the Company's stockholders, and prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the confidentiality agreement entered into by Parent or Purchaser or their Affiliates with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

          8.4.2 From and after the execution of this Agreement, the Company shall immediately advise Parent and Purchaser in writing of the occurrence or receipt, directly or indirectly, of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent and Purchaser a copy of any such proposal if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Parent and Purchaser in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

     8.5 Shareholders' Meeting; Proxy Statement. Subject to the fiduciary obligations of the Board under applicable Law as advised in writing by outside counsel, the Company, acting through its Board, shall, in accordance with its Articles of Incorporation and Bylaws and applicable Law:

          8.5.1 give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon the Merger and this Agreement;

          8.5.2 prepare and file with the SEC within 10 business days after the execution of this Agreement a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond within 5 business days to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

          8.5.3 include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                                   Article 9
                        ADDITIONAL AGREEMENTS OF PARTIES

     9.1 Agreement to Cooperate.

          9.1.1 Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required to preserve material contractual relationships of the Company and the Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

          9.1.2 In the event any litigation is commenced by any Person relating to the Transactions, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

          9.1.3 The Company shall permit Parent a reasonable opportunity to review and comment on the preliminary proxy statement and the Proxy Statement and any responses to any SEC comments before they are filed with the SEC or distributed to the Company's shareholders.

     9.2 Public Announcements. So long as this Agreement is in effect, Parent, Purchaser and the Company agree to consult promptly with each other before issuing any press release or otherwise making any public statement with respect to the Transactions, agree to provide to the other party for review a copy of any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange. Notwithstanding the foregoing, however, Parent and Purchaser may give notice of the Transactions and this Agreement to the United States Department of Justice and the Florida Attorney General.

     9.3 Charade Agreement. Prior to the Closing, the Company shall use its best efforts to amend the Charade Agreement to extend the Closing Date (as defined in the Charade Agreement) to September 28, 2001. Parent shall have the right to participate in any negotiations with respect thereto and to approve any such amendment before it is executed. If the Company is not able to so amend the Charade Agreement, the Company and Parent shall negotiate in good faith another alternative reasonably acceptable to the Company and Parent.

     9.4 Representations and Warranties. Through the Closing Date, each of the parties shall refrain from taking any action that would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

                                   Article 10
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

     The obligations of the Company under this Agreement are subject to the completion, satisfaction, or at its option, waiver, on or before the Closing Date, of the following conditions:

     10.1 Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall be accurate in all material respects on and as of the Closing Date; provided, however, that if any such representation or warranty is inaccurate in a material respect, the Company shall nonetheless be entitled to indemnification for the breach thereof as provided in Article 12 of this Agreement.

     10.2 Covenants. Parent and Purchaser shall have duly complied with or performed each of the covenants of this Agreement to be complied with or performed by Subsidiary on or before the Closing Date.

     10.3 No Adverse Proceeding. No Action before a Governmental Authority shall have been instituted to restrain or prohibit any of the Transactions.

     10.4 Shareholder Approval. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable Law and applicable listing requirements.

     10.5 Injunctions; Illegality. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted). No Governmental Authority shall have enacted any statute, rule or regulation that would prevent the consummation of the Merger or make the Merger illegal.

     10.6 Long-Term Debt. Parent shall cause the Long-Term Debt to be satisfied concurrently with the Closing.

                                   Article 11
          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER

     The obligations of Parent and Purchaser under this Agreement are subject to the completion, satisfaction or, at their option, waiver, on or before the Closing Date, of the following conditions:

     11.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects on and as of the Closing Date; provided, however, that if any such representation or warranty is inaccurate in a material respect, Parent shall nonetheless be entitled to indemnification for the breach thereof as provided in
Article 12 of this Agreement.

     11.2 Covenants. The Company shall have duly complied with or performed each of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company on or before the Closing Date.

     11.3 No Adverse Proceeding. No Action shall have been instituted to restrain or prohibit any of the Transactions. No Governmental Authority shall have taken any other action or made any request of Parent or Purchaser as a result of which Parent or Purchaser deems it inadvisable to proceed with the Transactions.

     11.4 Shareholder Approval. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable Law and applicable listing requirements.

     11.5 Injunctions; Illegality. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted). No statute, rule or regulation shall have been enacted by any Governmental Authority that would prevent the consummation of the Merger or make the Merger illegal.

     11.6 Transferability of Permits. The Transactions shall not affect the validity of any of the Permits set forth on Schedule 6.20.1 or as a result of the Transactions all of the Permits required for the operation of the Business shall be appropriately vested in the Company or a Subsidiary without the need for any public hearing or other regulatory re-approval process.

     11.7 Consents. All necessary notices to, Consents of and filings with any Governmental Authority relating to the consummation of the Transactions to be made or obtained by the Company shall have been made and obtained by it, and Parent and Purchaser shall have received all the Consents necessary under any Material Contract or Permit requiring consent to assignment.

     11.8 Title and Survey. Parent shall have received a Survey(s) in form and substance provided for in Article 5 and otherwise acceptable to it, and the Title Company shall have issued the preliminary title commitments and shall have agreed to issue the Title Policy in each case in accordance with Article 5 and otherwise acceptable to Parent.

     11.9 Closing Certificate. Parent and Purchaser shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 11.1 and
Section 11.2 have been satisfied.

     11.10 Legal Opinion. Parent and Purchaser shall have received an opinion of the Company's outside counsel, reasonably satisfactory in form and substance to Parent and Purchaser.

     11.11 Noncompetition Agreements. Each of Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande (the "Major Shareholders") shall have entered into a 7-year noncompetition agreement covering the Counties of Collier, Monroe, Dade, Broward, Palm Beach, Brevard and St. Lucie, Florida, and each of Jack R. Casagrande, Patrick F. Marzano and Frank P. Marzano shall have entered into a 7-year consulting agreement, with each such noncompetition and consulting agreement to be in form and substance reasonably satisfactory to Parent and Purchaser. The aggregate consideration payable for such agreements shall be $2,000,000 for the noncompetition agreements and $3,000,000 for the consulting agreements.

     11.12 Delrock Environmental Agreement. The Major Shareholders shall have entered into an agreement (the "Delrock Agreement"), in form and substance reasonably satisfactory to Parent and Purchaser, by which they will: (a) buy the Delrock lakefill facility and assume the Eastern Recycling Corporation lease from the Company or its Subsidiary concurrently with the Closing on an "as is, where is" basis for the net book value of such property (minus Encumbrances); (b) agree that they shall promptly provide Parent with copies of all sampling information received by the Major Shareholders with respect to the facility; (c) agree that Parent may cause monitoring wells to be installed at the facility whenever and wherever it reasonably deems appropriate based on the sampling information provided by the Major Shareholders or based on other information regarding the facility received by Parent; (d) agree that Parent may report any Environmental issues it or its representatives identify to any Governmental Authority; (e) agree to indemnify the Purchaser Indemnified Parties with respect to Environmental issues raised by Governmental Authorities or Actions brought by third-parties (fines, remediation or cleanup costs, etc.) at such facility for a period of 10 years after the Closing, up to a maximum amount of $3,000,000; and
(f) agree that Parent may retain the $3,000,000 otherwise due the Major Shareholders under the consulting agreements for a period of five years (or until the environmental issues raised by Governmental Authorities or Actions brought by third parties have been resolved if they remain pending at the end of such five-year period) to secure such indemnification obligations, with the Major Shareholders to receive annual payments of interest only at the rate of 5.5% per annum on such amounts from the times when they become payable under the consulting agreements. The Delrock Agreement will permit the Major Shareholders to access $500,000 of such amounts as reasonably necessary to address the environmental issues pursuant to their indemnification obligations and to access amounts in excess of $500,000 only from the times when they become payable under the consulting agreements as reasonably necessary to address the environmental issues pursuant to their indemnification obligations. The Delrock Agreement also will provide for the release of amounts due under the consulting agreements as scheduled under such agreements and without being retained pursuant to this
Section 11.12 if the Major Shareholders provide evidence acceptable to Parent in its sole and absolute discretion that there are no remaining environmental issues or if the Major Shareholders provide Parent an insurance policy acceptable to Parent in its sole and absolute discretion to provide coverage with respect to environmental issues. In addition, the Delrock Agreement will provide for the Major Shareholders to have a right of first refusal to purchase any material assets that the Company or its Subsidiaries desire to sell during the five years after the Closing.

     11.13 Peerless Agreement. The Company shall have amended its agreement with Peerless Dade, Inc. d/b/a Dade Recycling & Disposal and/or its Affiliates (collectively, "Peerless") to require Peerless to remove 160,000 cubic yards of material from the site, to require Peerless to reimburse the Company for the costs of the $1,600,000 bond required by Miami-Dade County with respect to the removal of such materials, and to provide the Company with a mortgage on the real property to secure such agreements, with such amendment to be in form and substance reasonably satisfactory to Parent and Purchaser and such mortgage to be in form customary for the county in which the property is located.

     11.14 Waste Management Agreement. The Company shall have provided notice of termination of its Disposal Agreement with Waste Management Inc. of Florida, dated July 26, 1999, as amended.

     11.15 Escrow Agreement. Parent, Shareholders' Representative and the Escrow Agent shall have entered into the Escrow Agreement.

     11.16 Dissenters' Rights. Dissenters' rights shall not have been exercised with respect to more than 10% of the issued and outstanding Shares.

     11.17 General. All actions taken by the Company in connection with the consummation of the Transactions and all certificates, opinions and other documents required to effect the Transactions shall be reasonably satisfactory in form and substance to Parent and Purchaser.

                                   Article 12
                                INDEMNIFICATION

     12.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants in this Agreement and the obligations of the parties with respect thereto shall survive the Closing.

     12.2 Indemnification by the Company and the Shareholders of the Company. From the date hereof until the Effective Time, the Company shall, and after the Effective Time, the shareholders of the Company shall, indemnify, defend (as to third party claims only), protect and hold harmless Parent, Purchaser, and their respective officers, directors, divisions, subdivisions, Affiliates (including, after the Effective Time, the Surviving Corporation), shareholders, agents, employees, successors and assigns (collectively, the "Purchaser Indemnified Parties") at all times from and after the Effective Time from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Company set forth in this Agreement or in the Disclosure Schedules or in any other document delivered pursuant to this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of the Company made in this Agreement or in any other document delivered pursuant to this Agreement; (c) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to bring such facility into compliance (to the extent they exceed amounts included as Current Liabilities for purposes of the Working Capital Adjustment) with respect to being out of compliance with certain code requirements at the Pompano Beach MRF located at 1951 N. Powerline Road; (d) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to remediate or cleanup Environmental issues at the Delta Transfer Corp. property located at 1951 N. Powerline Road and to bring it into compliance with Environmental Laws and Environmental Permits; (e) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to comply with the consent order relating to the Delta Resources C&D Landfill (a/k/a Royal Oak Ranch C&D Landfill); or (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsection (a) through (e) of this
Section 12.2 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited solely to the extent of the Escrow Funds, and the shareholders (other than the Major Shareholders) shall have no obligation to indemnify with respect to the matters described in
Section 11.12). In connection with the above, Parent and the Company may report any Environmental issues it or its representatives identify to any Governmental Authority.

     12.3 Indemnification by Parent and Purchaser. Parent and Purchaser shall indemnify, defend (as to third party claims only), protect and hold harmless the Company and its partners, officers, directors, divisions, subdivisions, Affiliates, agents, employees, successors and assigns (collectively, the "Company Indemnified Parties"), from the date hereof until the Effective Time, and the shareholders of the Company, at all times after the Effective Time, from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Parent or Purchaser set forth in this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Purchaser made in this Agreement; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsection (a) or (b) of this Section 13.2 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited to $3,000,000.

     12.4 Indemnification Procedure. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party"). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice"). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Dallas, Texas). The Indemnified Party shall select one arbitrator, the Indemnifying Party shall select the second arbitrator, and the two previously selected arbitrators shall select the third arbitrator. In all respects, the American Arbitration Association's then existing Commercial Arbitration Rules shall govern such panel. The arbitrators' decision shall be binding and conclusive on the parties. If it is finally determined (through either agreement of the parties, arbitration or a Claim Notice becoming conclusive) that all or a portion of the claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed, together with interest from the date of the Claim Notice until the date of actual payment at the rate earned on the Escrow Funds (the "Applicable Rate"). The non-prevailing party in any arbitration shall pay all costs of the arbitration and all of the prevailing party's reasonable attorneys' fees and expenses of investigation. The arbitrators shall specify in their decision which party (i.e., Parent or the shareholders of the Company as a group) is the prevailing party and the amount of the costs, fees and expenses to be paid by the non-prevailing party.

     12.5 Indemnification Procedure with Respect to Third Party Claims.

          12.5.1 If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

          12.5.2 Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (a) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (b) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (c) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (d) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          12.5.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5.2, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

          12.5.4 If or to the extent that any of the conditions set forth in
     Section 12.5.2 is or becomes unsatisfied: (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); (c) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Article 13; and (d) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

     12.6 Escrow Funds. The Escrow Funds shall be the only source available to satisfy Working Capital Adjustments pursuant to Section 3.2.2.3(b) and indemnification claims of the Purchaser Indemnified Parties pursuant to this
Article 12. The costs of the Shareholders' Representative in complying with the provisions of Sections 3.2.2.2, 3.2.3.2 and 12.5 may be satisfied from the Escrow Funds; provided, however, that the amount of such costs which may be satisfied from the Escrow Funds shall not exceed $200,000. Parent and Shareholders' Representative shall, from time to time, direct the Escrow Agent to deliver to Parent or the Surviving Corporation an amount(s) equal to the Working Capital Adjustment to which Parent is entitled pursuant to Section 3.2.2.3(b) and Losses for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to this Article 12. On the 120th day after the Closing Date, Parent and Shareholders' Representative shall direct the Escrow Agent to distribute all of the Escrow Funds then held in the escrow to the Company shareholders and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, to the extent the Working Capital Adjustment has not yet been finally determined pursuant to Section 3.2.2.2 or Parent or Purchaser has properly asserted an indemnification claim on or before such 120th day after the Closing Date, Escrow Funds equal in amount to the amount of the Working Capital Adjustment set forth in the Settlement Statement and/or the amount of such claim shall remain in escrow until the same are finally resolved. Upon the satisfaction in full of the same, Parent and Shareholders' Representative shall direct the Escrow Agent to distribute the Escrow Funds still held pursuant to such claim after satisfaction of the same to the Company shareholders and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time.

     12.7 Basket. Notwithstanding the foregoing provisions of this Article 12, neither party shall be required to indemnify the other party until the aggregate of the indemnifiable Losses reaches $25,000, in which case such party shall indemnify for all indemnifiable Losses, including the initial $25,000.

     12.8 Other Indemnification Provisions. The indemnification provisions in this Article 12 are the exclusive remedies of the parties for breach of any representation, warranty or covenant in this Agreement.

                                   Article 13
                            TERMINATION OF AGREEMENT

     13.1 Termination by Parent and Purchaser. Parent and Purchaser, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if any of the conditions set forth in Article 11 shall not have been satisfied on or before September 30, 2001 or in the event of a breach by the Company in the observance or in the due and timely performance of any of the agreements or conditions contained in this Agreement on its part to be performed, and the Company shall not have commenced to cure such breach within 15 days after notice to the Company and cured such breach on or before September 30, 2001.

     13.2 Termination by the Company. The Company, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if any of the conditions set forth in Article 10 shall not have been satisfied on or before September 30, 2001 or in the event of a breach by Parent or Purchaser in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in this Agreement on its part to be performed, and Parent or Purchaser shall not have commenced to cure such breach within 15 days after notice to Parent and Purchaser and cured such breach on or before September 30, 2001.

     13.3 Termination for Failure to Close. Either Parent and Purchaser or the Company, by notice in the manner provided in Section 14.6, may terminate this Agreement if the Effective Time has not occurred on or before September 30, 2001; provided, however, that no party in default under this Agreement shall have the right to terminate pursuant to this Section 13.3.

     13.4 Termination for Competing Proposal. Either Parent and Purchaser or the Company, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction which the Board has determined in good faith (A) after consultation with a recognized investment banking firm, to be more favorable to the Company and its shareholders than the Transactions, and (B) upon written advice of outside legal counsel, that failure to approve such proposal and terminate this Agreement would reasonably be expected to result in a breach of the fiduciary duties of the Board under applicable law; provided, however, that the termination described in this Section 13.4 by the Company shall not be permissible unless and until the Company shall have provided Parent and Purchaser prior written notice at least two business days prior to such termination that the Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 13.4, including copies of all proposed written agreements, arrangements or understandings, including the forms of any agreements supplied by third parties, with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto).

     13.5 Termination for Certain Breaches or Board Withdrawal of Recommendation. Parent and Purchaser, by notice in the manner provided in
Section 14.6 on or before the Effective Time, may terminate this Agreement if:
(i) the Company breaches any covenant in Section 8.4; (ii) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent and Purchaser its approval, adoption or recommendation of this Agreement or the Merger, shall have approved or recommended an Acquisition Transaction, or shall have resolved to effect any of the forgoing; (iii) if the Company shall have entered into a definitive agreement, letter of intent, agreement in principle or other similar document relating to an Acquisition Transaction with a person other than Parent, Purchaser or an Affiliate of either; or (iv) an Acquisition Transaction shall have been commenced, publicly proposed or communicated to the Company and its Board shall not have rejected such proposal within 5 business days of the earlier to occur of (A) the Company's receipt of such Acquisition Transaction and (B) the date on which such Acquisition Transaction first becomes publicly disclosed.

     13.6 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 13, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its Affiliates, directors, officers or stockholders, other than pursuant to the provisions of this Section 13.6 and Section 13.7, which shall survive any such termination. Nothing contained in this Section 13.6 shall relieve any party from liability for any breach of this Agreement.

     13.7 Fees and Expenses.

          13.7.1 Whether or not the Merger is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

          13.7.2 In the event this Agreement is terminated pursuant to Section
     13.4 or Section 13.5, then the Company shall promptly (and, in any event, within five business days after such termination by the Parent and Purchaser or, in the case of any termination by the Company, prior to such termination) reimburse Parent for the fees and expenses of Parent and Purchaser related to this Agreement and the Transactions (subject to a maximum of $100,000 (the "Parent Expenses") and pay Parent a termination fee of $1,000,000 (the "Termination Fee").

                                   Article 14
                               GENERAL PROVISIONS

     14.1 Assignment. This Agreement may not be assigned by any of the parties hereto (except by operation of Law) or otherwise transferred without the express written consent of the other party (which may be granted or withheld in the sole and absolute discretion of such party); provided, however, that Parent and Purchaser may assign this Agreement to an Affiliate of theirs without the consent of the Company.

     14.2 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period.

     14.3 Amendment. This Agreement may be amended by the Company, Parent and Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     14.4 Entire Agreement. This Agreement (together with the other agreements contemplated by this Agreement) is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

     14.5 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     14.6 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, or by delivering the same in person to such party, addressed as follows:

     If to the Company (before the Effective Time) or to Shareholders' Representative (after the Effective Time), addressed to Shareholders' Representative at:

          6800 Gleneagle Drive
          Miami Lakes, Florida 33014

     with a copy to:

          Atlas Pearlman, P.A.
          Suite 1700
          350 East Las Olas Boulevard
          Fort Lauderdale, Florida 33301
          Attn: Joel D. Mayersohn

     and with a copy to:

          Weiss & Federici LLP
          30 Main Street
          Port Washington, New York 11050
          Attn: Samuel G. Weiss

     If to Parent or Purchaser, addressed to it at:

          c/o Allied Waste Industries, Inc.
          15880 N. Greenway-Hayden Loop, Suite 100
          Scottsdale, AZ 85260
          Attn: Michael G. Hannon, Vice President -- Mergers and Acquisitions

     with a copy to:

          Allied Waste Industries, Inc.
          15880 N. Greenway-Hayden Loop, Suite 100
          Scottsdale, AZ 85260
          Attn: Steven M. Helm, Vice President and General Counsel

     and a copy to:

          Fennemore Craig, P.C.
          3003 North Central Avenue
          Suite 2600
          Phoenix, AZ 85012
          Attn: W. T. Eggleston, Jr.

Notice shall be deemed given and effective the day personally delivered, the day sent by overnight courier, subject to signature verification, and the day sent by deposit in the U.S. mail of a writing addressed and sent as provided above. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

     14.7 Appointment and Duties of Shareholders' Representative.

          14.7.1 The Company hereby irrevocably appoints Jack R. Casagrande to act as "Shareholders' Representative" on behalf of the shareholders under this Agreement and all other agreements, certificates and documents contemplated by this Agreement (including the Escrow Agreement), and to perform his obligations hereunder and thereunder. The Company hereby irrevocably authorizes Shareholders' Representative to take such actions on behalf of the shareholders and to exercise such powers as are designated to Shareholders' Representative by the terms and provisions of this Agreement, together with such actions as are reasonably incidental thereto. Jack R. Casagrande has accepted such appointment as Shareholders' Representative.

          14.7.2 Purchaser, Parent, the Company and the Escrow Agent shall be entitled to rely upon instructions from Shareholders' Representative, and shall be entitled to give any notice required to be given to the shareholders under this Agreement and all other agreements, certificates and documents contemplated by this Agreement (including the Escrow Agreement) solely to Shareholders' Representative. Neither Purchaser, Parent, the Company nor the Escrow Agent shall be liable for any acts or omissions of Shareholders' Representative in connection with the performance by Shareholders' Representative of his obligations under this Agreement. By approval of this Agreement, each shareholder hereby irrevocably appoints Shareholders' Representative as his agent for purposes of the first sentence of this Section 14.7.2, for purposes of acting on behalf of the shareholders in connection with any indemnification matter pursuant to Article 12, and for all other purposes contemplated by this
     Section 14.7.

          14.7.3 If Shareholders' Representative resigns from such position, the resulting vacancy shall be filled by Patrick F. Marzano and, in such case, if he resigns or declines to accept such appointment of the resulting vacancy, the position may be filled by approval of the beneficial holders of a majority of the Shares immediately before the Closing.

     No bond shall be required of Shareholders' Representative. Shareholders' Representative shall not be liable to the Shareholders for any act taken or omitted under this Agreement as Shareholders' Representative while acting in good faith and in accordance with this Agreement. Subject to the $200,000 limitation set forth in Section 12.6, any costs incurred by Shareholders' Representative in carrying out its duties under this Agreement, including the costs of counsel, accountants or other experts hired by Shareholders' Representative, shall be paid or Shareholders' Representative shall be reimbursed from the Escrow Funds.

     14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

     14.9 Waiver. At any time before the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of any other party contained in this Agreement. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

     14.10 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     14.11 Construction. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise. The word "include" or "including" means include or including, without limitation. The representations, warranties and covenants in this Agreement shall have independent significance. Accordingly, if any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

     14.12 Attorneys' Fees. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     14.13 No Brokers. The Company represents to Parent and Purchaser and Parent and Purchaser represents to the Company Sellers that the warranting party has had no dealings with any broker, agent or other Person so as to entitle such Person to a commission or fee in connection with the Transactions. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Parent or Purchaser, Parent and Purchaser shall indemnify and hold harmless the Company's shareholders from all Losses relating to such claim. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by the Company, the shareholders of the Company shall indemnify and hold harmless Parent and Purchaser from all Losses relating to such claim.

                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PARENT:

                                          Allied Waste North America, Inc.

                                          By:
                                             -----------------------------------
                                              Name: Michael G. Hannon
                                              Its: Vice President

                                          PURCHASER:

                                          Sage Acquisition Corporation

                                          By:
                                             -----------------------------------
                                              Name: Michael G. Hannon
                                              Its: Authorized Officer

                                          THE COMPANY:

                                          Star Services Group, Inc.

                                          By:
                                             -----------------------------------
                                              Name: Jack R. Casagrande
                                              Its: Chief Executive Officer

                                   EXHIBIT A

     "Acquisition Transaction" has the meaning specified in Section 8.4.1.

     "Action" means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" means this Agreement and Plan of Merger among Parent, Purchaser and the Company (including the Exhibits and the Disclosure Schedules), and all amendments to this Agreement made in accordance with Section 14.3.

     "Applicable Rate" has the meaning specified in Section 12.4.

     "Board" means the Board of Directors of the Company.

     "Business" means the business of the Company and the Subsidiaries.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date of this Agreement and the Closing Date.

     "Charade Agreement" has the meaning specified in Section 3.2.1.

     "Claim Notice" has the meaning specified in Section 12.4.

     "Closing" and "Closing Date" have the meanings specified in Section 4.1.

     "Code" means the Internal Revenue Code of 1986.

     "Company" has the meaning specified in the introductory paragraph of the Agreement.

     "Company Indemnified Parties" has the meaning specified in Section 12.3.

     "Company Stock" has the meaning specified in Section 3.1.1.

     "Consents" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are reasonably necessary for the consummation of the Transactions (including the continuation of Material Contracts and Permits) where the approval of any other Person may be required.

     "Current Assets" and "Current Liabilities" have the meanings specified in
Section 3.2.2.1.

     "Customer Contracts" has the meaning specified in Section 6.11.1.2.

     "Debt Adjustment" has the meaning specified in Section 3.2.1.

     "Delrock Agreement" has the meaning specified in Section 11.12.

     "Disclosure Schedules" means the Disclosure Schedules that shall be prepared by the Company and delivered to Parent and Purchaser.

     "Dispute Notice" has the meaning specified in Section 12.4.

     "Dissenting Shares" has the meaning specified in Section 3.4.

     "Effective Time" has the meaning specified in Section 2.2.

     "Employee Contracts" has the meaning specified in Section 6.11.1.5.

     "Encumbrance" means any security interest, pledge, mortgage, lien (including Environmental and Tax liens), charge, judgment, encumbrance, adverse claim, preferential arrangement, or material restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environment" or "Environmental" means matters relating to surface waters, groundwaters, soil, subsurface strata and ambient air.

     "Environmental Laws" means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Federal Food, Drug and Cosmetic Act; and the state or local equivalents of these laws.

     "Environmental Permits" means all Permits and identification numbers required under any applicable Environmental Law.

     "Equipment" has the meaning specified in Section 6.9.1(A).

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Escrow Agent," "Escrow Agreement," and "Escrow Funds" have the meaning specified in Section 3.3.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "FCC" means the Federal Communications Commission of the United States.

     "Financial Statements" has the meaning specified in Section 6.5.2.

     "Florida Law" means the Florida 1989 Business Corporation Act.

     "Governmental Authority" means the FTC or the DOJ or any other United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Handled" means owned, leased, had an interest in, collected, generated, transported, stored, handled, recycled, reclaimed, processed, disposed of, or contracted for the disposal of.

     "Hazardous Materials" means: (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; or (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic wastes," "toxic pollutants," "contaminants," "pollutants," "infectious wastes," "medical wastes," "radioactive wastes," "sewage sludges" or words of similar import under any applicable Environmental Law.

     "include" or "including" has the meaning specified in Section 14.10.

     "Indebtedness" has the meaning specified in Section 6.11.1.6.

     "Indemnified Party" and "Indemnifying Party" have the meanings specified in
Section 12.4.

     "Intellectual Property Rights" has the meaning specified in Section 6.8.1.

     "Inventories" has the meaning specified in Section 6.7.

     "IRS" means the Internal Revenue Service of the United States.

     "ITM Options" has the meaning specified in Section 3.1.2.

     "Land" means the real property owned or leased by the Company or any Subsidiary, including all credits, buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by the Company or any Subsidiary that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and the Company's and the Subsidiaries' interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of the Company or any Subsidiary or the Land as a result of the abandonment thereof.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of common law, including any Environmental Law.

     "Liabilities" means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Long-Term Debt" has the meaning specified in Section 3.2.1.

     "Losses" means Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, other than those that are paid or entitled to be paid by insurers (provided, however, that no party shall have any obligation to initiate litigation to establish that a claim is entitled to be paid by insurers).

     "Major Shareholders" has the meaning specified in Section 11.11.

     "March 31 Balance Sheet" and "May 31 Balance Sheet" have the meanings specified in Section 6.5.3.

     "Material Adverse Effect" means any circumstance, change in, or effect on, the Company, any Subsidiary, the assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the assets or to the business, financial condition, assets or Liabilities (including contingent Liabilities), customer or supplier relationships, value, results of operations or the condition (financial or otherwise) of the Company, any Subsidiary or the Business; or (ii) could reasonably be expected to materially adversely affect the ability of the Company or any Subsidiary to use its assets or operate the Business in the manner in which they are currently used or operated by the Company or such Subsidiary. For purposes of the foregoing, such an effect is materially adverse to the financial condition if, individually or in the aggregate with any other circumstances, changes in, or effects thereon, it exceeds $50,000.

     "Material Contracts" has the meaning specified in Section 6.11.1.

     "Merger" has the meaning specified in Recital A.

     "Merger Consideration" has the meaning specified in Section 3.1.1.

     "Most Recent Financial Statements" has the meaning specified in Section 6.5.3.

     "Notice of Objection" has the meaning specified in Section 3.2.2.2.

     "Office Equipment" has the meaning specified in Section 6.9.1(C).

     "Option Plan" and "Options" have the meanings specified in Section 3.1.2.

     "Parent" has the meaning specified in the introductory paragraph of the Agreement.

     "Parent Expenses" has the meaning specified in Section 13.7.2.

     "Paying Agent" has the meaning specified in Section 3.5.1.

     "Peerless" has the meaning specified in Section 11.13.

     "Permits" has the meaning specified in Section 6.20.

     "Permitted Encumbrances" has the meaning specified in Section 5.1.

     "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

     "Plan" means: (i) any employee benefit plan, employee welfare benefit plan, employee benefit pension plan, multi-employer plan or multiple-employer welfare arrangement (within the meaning of Section 3 of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, "golden parachute" or other contracts or agreements, formal or informal, legally binding or not, with respect to which the Company is a party, with respect to which the Company has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by the Company or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of the Company; and (ii) each employee benefit plan for which the Company could incur Liability under Section 4069 of ERISA if such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company remains secondarily liable under Section 4204 of ERISA.

     "Proxy Statement" has the meaning specified in Section 8.5.2.

     "Purchaser" has the meaning specified in the introductory paragraph of the Agreement.

     "Purchaser Indemnified Parties" has the meaning specified in Section 12.2.

     "Real Estate Leases" has the meaning specified in Section 6.10.2.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water or air or otherwise entering into the Environment.

     "Remediation" or "Remediate" means actions to respond to, investigate, clean-up, move, and otherwise remediate Hazardous Materials.

     "Rolling Stock" has the meaning specified in Section 6.9.1(B).

     "R&W Adjustment" has the meaning specified in Section 3.2.3.1.

     "R&W Adjustment Statement" and "R&W Notice of Objection" have the meanings specified in Section 3.2.3.2.

     "Schedule B" means the list of exceptions that appear on the page of the Title Commitment entitled "Schedule B."

     "SEC" means the Securities and Exchange Commission of the United States.

     "SEC Reports" has the meaning specified in Section 6.5.1.

     "Securities Act" means the Securities Act of 1933.

     "Settlement Statement" has the meaning specified in Section 3.2.2.1.

     "Share Certificates" has the meaning specified in Section 3.5.1.

     "Shareholders' Representative" has the meaning specified in Section 14.7.

     "Share Price" has the meaning specified in Section 3.1.1.

     "Shares" has the meaning specified in Section 3.1.1.

     "Special Meeting" has the meaning specified in Section 8.5.1.

     "Subsidiaries" has the meaning specified in Section 6.1.4.

     "Survey" has the meaning specified in Section 5.2.

     "Surviving Corporation" has the meaning specified in Section 2.1.

     "Systems" has the meaning specified in Section 6.9.1(D).

     "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges or assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "Termination Fee" has the meaning specified in Section 13.7.2.

     "Third Party Claim" has the meaning specified in Section 12.5.1.

     "Title Defect" has the meaning specified in Section 6.10.14.

     "Title Company," "Title Policy" and "Title Commitment" have the meanings specified in Section 5.1.

     "to the best of the Company's knowledge" has the meaning specified in
Article 6.

     "Transactions" means the transactions contemplated by this Agreement.

     "Working Capital Adjustment," "Working Capital Deficit" and "Working Capital Surplus" have the meanings specified in Section 3.2.2.1.

                                                                      APPENDIX B

607.1301 DISSENTER'S RIGHTS; DEFINITIONS. The following definitions apply to sec.sec. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

     (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, his rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

     (1)(a) If a proposed corporate action creating dissenters' rights under sec. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

          2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

             (b) If proposed corporate action creating dissenters' rights under sec. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and
        607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have been completed, in lieu thereof, at the expired or any such dividend or distribution other than in case election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the country in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX C

[LOGO OF CAPITALINK]

May 21, 2001

Board of Directors
Star Services Group, Inc.
2075 North Powerline Road
Pompano Beach, FL 33069

Members of the Board:

     It is our understanding that an affiliate of Allied Waste Industries Inc. and Star Services Group, Inc. ("Star" or the "Company") have agreed on the key terms of a draft Agreement and Plan of Merger (draft dated May 21, 2001) (the "Merger Agreement"), pursuant to which the shareholders of the Company, in exchange for all of the Company's outstanding shares of common stock, shall receive consideration equal to (i) $34,000,000; minus (ii) any amount by which the Company's Long-Term Debt (as defined in the Merger Agreement) exceeds $15,270,000 (as elaborated in Section 3.2.1 of the Merger Agreement) as of the Closing (as defined in the Merger Agreement); (iii) plus or minus the amount of any Working Capital Surplus (as defined in the Merger Agreement) or Working Capital Deficit (as defined in the Merger Agreement) (a) as of the Company's May 31, 2001 Balance Sheet, and (b) as of the Closing, as compared to the Company's May 31, 2001 Balance Sheet; minus (iv) any amounts due under the R&W Adjustment (as defined in the Merger Agreement).

     As of March 31, 2001, based on the Company's public filings and discussions with Company management, the Company's Long-Term Debt was $16,051,548, which is greater than $15,270,000 by $781,548 (the "Debt Adjustment"). In addition, the Working Capital Surplus was $2,756,835 as of such date (including $1,000,000 of assumed stock subscription receivable payments). Therefore, as of March 31, 2001, the items set forth in (i) through (iv) above (an R&W Adjustment is not applicable as of March 31, 2001) result in aggregate purchase consideration equal to $35,975,287 (the "Purchase Consideration").

     It is our further understanding that, as of May 11, 2001, there are 12,141,745 shares of Star common stock outstanding, and we have been advised by Company management that 1,900,000 of such shares shall not be outstanding as of the Closing. Therefore, at Closing there will be an aggregate of 10,241,745 shares of Star common stock outstanding (the "Assumed Common Shares"). In addition, there are outstanding options to purchase 761,500 shares of Star common stock that have an exercise price less than the Per Share Purchase Consideration, as set forth and defined below (the "ITM Options"). The aggregate of the Assumed Common Shares and the ITM Options is 11,003,245 (the "Assumed Outstanding Securities"). The Per Share Purchase Consideration is calculated by dividing the Purchase Consideration plus the gross proceeds realizable from the ITM Options, by the Assumed Outstanding Securities, and is equal to $3.30 (the "Per Share Purchase Consideration"). It is our understanding that the holders of the Assumed Common Shares shall receive the Per Share Purchase Consideration, and the holders of the ITM Options will receive cash in an amount equal to the product of (i) the number of shares subject to the ITM Option and (ii) the excess of the Per Share Purchase Consideration over the exercise price per share of the respective ITM Option. It is our further understanding that there are additional options that have an exercise price greater than the Per Share Purchase Consideration that will expire worthless at the Closing.

     The transaction described above is referred to as the "Proposed Transaction." You have requested our opinion as to the fairness, from a financial point of view, of the Purchase Consideration to the shareholders of the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction.

     In arriving at our opinion, we, among other things: (i) reviewed the Merger Agreement; (ii) reviewed publicly available financial information and other data with respect to Star, including the Form 10-Q for the quarterly period ended March 31, 2001, the Form 10-K and Form 10-K/A for the year ended December 31, 2000, the Current Report on Form 8-K, dated January 10, 2001, and certain other relevant financial and operating data relating to Star made available to us;
(iii) considered the historical financial results and present financial condition of Star with those of other companies that we deemed relevant; (iv) reviewed and analyzed the financial terms of certain transactions that we deemed comparable to the Proposed Transaction; (v) reviewed and discussed with representatives of Star management certain financial and operating information furnished to us by them, including financial analyses and projections and related assumptions with respect to the Company's business, operations and prospects; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of Star and for companies deemed comparable to Star; (vii) inquired about and discussed the Proposed Transaction and other matters related thereto with Star management; and
(viii) performed such other analyses and examinations as we deemed appropriate.

     In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Star management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections of Star, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective management, and that such projections provide a reasonable basis upon which we could form an opinion. In arriving at our opinion, we have not made a physical inspection of the properties and facilities of Star, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise). We have assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Our opinion was necessarily based upon market, economic and other conditions as they exist on, and could be evaluated as of, May 21, 2001. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

     We have also assumed, with your consent, that the Proposed Transactions will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Star of any of the conditions to any obligations thereunder.

     In connection with our services, we have previously received a retainer and will receive the balance of our fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to the Proposed Transaction.

     Our opinion is for the use and benefit of the Board of Directors of Star and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by Star for any other purpose or reproduced, disseminated, quoted or referred to by Star at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion, may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with Star may be included in any proxy statement relating to the Proposed Transaction that Star files with the U.S. Securities and Exchange Commission and distributes to holders of Star common stock in connection with the Proposed Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to the shareholders of Star.

Very truly yours,

CAPITALINK, L.C.

                            STAR SERVICE GROUP, INC.
                           2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


   The undersigned holder of Common Stock of Star Services Group, Inc., a Florida corporation (the "Company"), hereby appoints Jack R. Casagrande and Patrick F. Marzano, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held on Thursday, June 28, 2001, at 9:00 a.m., local time, at the Company's corporate headquarters at 2075 North Powerline Road, Pompano Beach, Florida 33069 and at any adjournments or postponements thereof.


                  PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Merger Proposal.

[ ]   VOTE FOR APPROVING AND ADOPTING                   [ ]   VOTE AGAINST APPROVING AND ADOPTING
      THE MERGER AGREEMENT.                                   THE MERGER AGREEMENT.


   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVING AND ADOPTING THE MERGER AGREEMENT.


2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN AND "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.


   The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting and (ii) the Proxy Statement.


                                                              Dated:                                            , 2001
                                                                      ----------------------------------

                                                              ---------------------------------------------
                                                              Signature

                                                              ---------------------------------------------
                                                              Signature (If held jointly)

                                                              Note: Please sign exactly as your name appears hereon and
                                                              mail it promptly even though you may plan to attend the
                                                              meeting. When shares are held by joint tenants, both
                                                              should sign. When signing as attorney, executor,
                                                              administrator, trustee or guardian, please give full
                                                              title as such. If a corporation, please sign in full
                                                              corporate name by president or other authorized officer.
                                                              If partnership, please sign in the partnership name by
                                                              authorized person.